BLACKBERRY LIMITED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS AND FISCAL YEAR ENDED FEBRUARY 28, 2017
March 31, 2017
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read together with the audited consolidated financial statements and the accompanying notes (the “Consolidated Financial Statements”) of BlackBerry Limited (the “Company” or “BlackBerry”), for the fiscal year ended February 28, 2017. The Consolidated Financial Statements are presented in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All financial information in this MD&A is presented in U.S. dollars, unless otherwise indicated.
The Company has prepared this MD&A with reference to National Instrument 51-102 “Continuous Disclosure Obligations” of the Canadian Securities Administrators. Under the U.S./Canada Multijurisdictional Disclosure System, the Company is permitted to prepare this MD&A in accordance with the disclosure requirements of Canada, which are different from those of the United States. This MD&A provides information for the fiscal year ended February 28, 2017 and up to and including March 31, 2017.
Additional information about the Company, including the Company’s Annual Information Form for the fiscal year ended February 28, 2017 (the “AIF”), which is included in the Company’s Annual Report on Form 40-F for the fiscal year ended February 28, 2017 (the “Annual Report”), can be found on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.
Cautionary Note Regarding Forward-Looking Statements
This MD&A contains forward-looking statements within the meaning of certain securities laws, including under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:

•	the Company’s plans, strategies and objectives, including the anticipated benefits of its strategic initiatives described below;

•
the Company’s expectations regarding anticipated demand for, and the timing of, product and service offerings, including the BlackBerry Secure platform for the Enterprise of Things, BlackBerry-branded smartphones and device software and BlackBerry Radar;

•	the Company’s expectations for its new strategic direction in the Mobility Solutions segment;

•	the Company’s plan to expand its security software and brand licensing program to include a broader set of devices and other endpoints beyond smartphones;

•	the Company’s expectations regarding its free cash flow and adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for fiscal 2018;

•	the Company’s expected benefits from its plans to reallocate resources through its resource alignment program (the “RAP”);

•	the Company’s expectations regarding the generation of software and services revenues;

•	the Company’s anticipated level of decline in service access fees revenue in the first quarter of fiscal 2018;

•	the Company’s expectations regarding non-GAAP consolidated and Software & Services segment gross margins in fiscal 2018;

•	the Company’s expectations regarding operating expenses in fiscal 2018;

•	the Company’s expectations regarding non-GAAP earnings per share for fiscal 2018;

•	the Company’s estimates of purchase obligations and other contractual commitments; and

•	the Company’s expectations with respect to the sufficiency of its financial resources;
The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “could”, “intend”, “believe”, “target”, “plan” and similar expressions are intended to identify forward-looking statements in this MD&A, including in the sections entitled “Business Overview - Strategy, Products and Services”, “Fiscal 2017 Summary Results of Operations - Financial Highlights - Software and Service Revenues”, “Fiscal 2017 Summary Results of Operations - Financial Highlights - Free Cash Flow”,

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

“Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016 - Consolidated Gross Margin”, “Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016 - Gross Margin - Gross Margin by Segment - Software & Services”, “Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016 - Operating Expenses”, “Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016 - Net Income (Loss)”, “Results of Operations - Three months ended February 28, 2017 compared to the three months ended February 29, 2016 - Revenue - Revenue by Segment - SAF”, and “Financial Condition - Debenture Financing and Other Funding Sources”. Forward-looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances, including but not limited to, the Company’s expectations regarding its business, strategy, opportunities and prospects, including its ability to implement meaningful changes to address its business challenges, the launch of new products and services, general economic conditions, product pricing levels and competitive intensity, and the Company’s expectations regarding the cash flow generation of its business and the sufficiency of its financial resources. Many factors could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, most of which are discussed in greater detail in the “Risk Factors” section of the AIF, which is included in the Annual Report, and the following:

•	the Company’s ability to enhance, develop, introduce or monetize products and services for the enterprise market in a timely manner with competitive pricing, features and performance;

•
the Company’s ability to maintain or expand its customer base for its software and services offerings to grow revenue, achieve sustained profitability or offset the decline in t Company’s service access fees;

•	the intense competition faced by the Company;

•	risks related to the Company’s ability to attract new personnel, retain existing key personnel and manage its staffing effectively;

•	the Company’s dependence on its relationships with resellers and distributors;

•	the occurrence or perception of a breach of the Company’s security measures, or an inappropriate disclosure of confidential or personal information;

•	the risk that sales to large enterprise customers and to customers in highly regulated industries and governmental entities can be highly competitive and require compliance with stringent regulation;

•	risks related to the Company’s products and services being dependent upon the interoperability with rapidly changing systems provided by third parties;

•	the Company’s ability to successfully generate revenue and profitability through the licensing of security software and services or the BlackBerry brand to device manufacturers;

•	the risk that network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation;

•	risks related to acquisitions, divestitures, investments and other business initiatives, which may negatively affect the Company’s results of operations;

•
the risk that failure to protect the Company’s intellectual property could harm its ability to compete effectively and the Company may not earn the revenues it expects from intellectual property rights;

•	the Company’s reliance on third parties to manufacture and repair its hardware products;

•	the Company’s ability to obtain rights to use software or components supplied by third parties;

•	the substantial asset risk faced by the Company, including the potential for additional charges related to its long-lived assets and goodwill;

•	the risk that the Company’s ability to maintain or increase its liquidity could be adversely affected by its ability to generate cash flow;

•	risks related to the Company’s indebtedness, which could adversely affect its operating flexibility and financial condition;

•	the risk that the Company could be found to have infringed on the intellectual property rights of others;

•	the risk that litigation against the Company may result in adverse outcomes;

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	risks related to government regulations applicable to the Company’s products and services, including products containing encryption capabilities, which could negatively impact the Company’s business;

•	risks related to the use and management of user data and personal information, which could give rise to liabilities as a result of legal, customer and other third-party requirements;

•	risks related to foreign operations, including fluctuations in foreign currencies;

•	risks associated with any errors in the Company’s products and services, which can be difficult to remedy and could have a material adverse effect on the Company’s business if they occur;

•	the risk of a negative impact on the Company’s business as a result of actions of activist shareholders;

•	risks related to fostering an ecosystem of third-party application developers;

•	risks related to the failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or comply with applicable laws;

•	risks related to health and safety and hazardous materials usage regulations, and product certification risks;

•	costs and other burdens associated with regulations regarding conflict minerals;

•	risks related to the Company possibly losing its foreign private issuer status under U.S. federal securities laws;

•	the potential impact of copyright levies in numerous countries;

•	risks related to tax provision changes, the adoption of new tax legislation, or exposure to additional tax liabilities;

•	risks related to the fluctuation of the Company’s quarterly revenue and operating results;

•	the volatility of the market price of the Company’s common shares;

•	risks related to adverse economic and geopolitical conditions;

•	market and credit risk associated with the Company’s cash, cash equivalents and short-term or long-term investments;

•	the risk that future issuances of common shares by the Company, including upon any conversion of the Company’s outstanding 3.75% convertible debentures, will be dilutive to existing shareholders; and

•	the potential consequences for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.
All of these factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. Any statements that are forward-looking statements are intended to enable the Company’s shareholders to view the anticipated performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described above, as well as difficulties in forecasting the Company’s financial results and performance for future periods, particularly over longer periods, given the ongoing transition in the Company’s business strategy and the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the industries in which the Company operates. See “Business Overview - Strategy, Products and Services” in this MD&A.
The Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Business Overview
The Company is a mobile-native security software and services company dedicated to securing the Enterprise of Things. Based in Waterloo, Ontario, the Company was founded in 1984 and operates in North America, Europe, Asia, Middle East, Latin America and Africa. The Company trades under the ticker symbols “BB” on the Toronto Stock Exchange and “BBRY” on the NASDAQ.
As a result of an internal reporting reorganization in the first quarter of fiscal 2017, the Company is now organized and managed as three operating segments: Software & Services, Mobility Solutions, and Service Access Fees (“SAF”).
The Software & Services segment consists of operations relating to the Company’s software products and service offerings, including:

•
Enterprise software and services, which provides mobile-first security, productivity, collaboration and end-point management solutions for the Enterprise of Things through the BlackBerry Secure platform, which integrates BlackBerry Unified Endpoint Management (“UEM”, formerly BES12), BlackBerry Dynamics (formerly Good Dynamics) and BlackBerry Workspaces (formerly WatchDox), among other products and applications;

•	BlackBerry Technology Solutions, which includes BlackBerry QNX, Certicom, Paratek, BlackBerry Radar and

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Intellectual Property and Licensing (the Company’s technology licensing business);

•	AtHoc, which provides secure, networked crisis communications solutions;

•	SecuSmart, which provides secure voice and text messaging solutions with advanced encryption and anti-eavesdropping capabilities;

•	Licensing and services related to BlackBerry Messenger (BBM); and

•	Professional Cybersecurity Services, which offers cybersecurity consulting services and tools.
The Mobility Solutions segment includes the development and licensing of the Company’s secure device software and the outsourcing to partners of all design, manufacturing, sales and customer support for BlackBerry-branded handsets. The Company intends to expand its security software and brand licensing program to include a broader set of devices and non-smartphone endpoints. In addition, the Company also continues to develop software updates for its legacy BlackBerry 10 platform, and delivers BlackBerry productivity applications to Android smartphone users via the Google Play store. The Mobility Solutions segment also includes the sale of the Company’s DTEK60, DTEK50, Priv, Leap and Passport smartphones and smartphone accessories, as well as non-warranty repair services.
The SAF segment includes service access fees charged to subscribers using the Company’s legacy BlackBerry 7 and prior BlackBerry operating systems, and an allocation of revenue relating to service obligations and unspecified future software upgrades associated with BlackBerry 10 devices.
BlackBerry products and services are widely recognized for productivity and security, and the Company believes that it delivers the most secure end-to-end mobile enterprise solutions in the market.  With these core strengths, the Company’s broad portfolio of products and services is focused on serving enterprise customers, particularly in regulated industries.
The Company experienced a significant decline in revenue due to intense competition and other factors, as discussed below under “Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016 – Revenue” and “Results of Operations – Three months ended February 28, 2017 compared to the three months ended February 29, 2016 – Revenue”.
Strategy, Products and Services
The Company has been executing a strategy to leverage its strengths in mobility management and security to focus its business on software and services that secure, manage and connect the Enterprise of Things. The Company defines the Enterprise of Things as the network of devices, computers, sensors, equipment and other connected endpoints within the enterprise that communicate with each other to enable smart product development, distribution, marketing and sales. The Company leverages many elements of its extensive technology portfolio to extend best-in-class security and reliability to its solutions for the Enterprise of Things, including UEM, embedded systems, crisis communications, enterprise applications, and related services, with hosting available on the Company’s global, scalable, secure network.
The Company intends to continue to increase and enhance its product and service offerings through strategic acquisitions and targeted growth in internal investments. The Company’s goal is to maintain its market leadership in the enterprise mobility segment by continuing to extend the functionality of the BlackBerry Secure platform and, on top of this extensive foundation, deliver UEM solutions focused on strategic industry verticals. Please also see the “Narrative Description of the Business - Strategy” section in the AIF, which is included in the Annual Report.
The Company’s core software and services offering is the BlackBerry Secure platform, which integrates BlackBerry UEM and BlackBerry Dynamics and supports BlackBerry 10 and legacy BlackBerry devices, iOS, Android and Windows Phone® devices, the QNX CAR Platform and Neutrino Operating System, AtHoc Alert, SecuSUITE, and BlackBerry Workspaces. The Company also licenses its secure handset software and its intellectual property assets and intends to increase recurring revenue from these programs. The Company continues to sell DTEK60, DTEK50, Priv, Leap and Passport smartphones and, as at the end of fiscal 2017, the Company had a smartphone user base of approximately 14 million.
Recent Developments
The Company has executed on its strategy in fiscal 2017 through the following initiatives:

•	Launched BlackBerry Secure, a comprehensive and fully integrated mobility security platform to connect people devices, processes, systems and organizations for the Enterprise of Things;

•
Partnered with TCL Communication (“TCL”) in its introduction of the BlackBerry-branded KEYone smartphone, offering the most secure Android smartphone experience with availability beginning in the first quarter of fiscal 2018;

•	Launched DTEK60 and DTEK50 secure Android smartphones;

•	Launched BlackBerry Radar, a new end-to-end asset tracking system for trucking companies and private fleet operators to optimize asset utilization, reduce theft and reduce operational costs;

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

•
Announced plans to launch the BlackBerry Autonomous Vehicle Innovation Center (“AVIC”) to focus on developing secure software for connected cars and autonomous driving, while launching under BlackBerry QNX the Secure Embedded Software Platform for autonomous drive and connected cars;

•	Introduced the new Enterprise Partner Program to stimulate growth and drive profit for solutions providers, developers and training partners working with BlackBerry solutions;

•	Achieved common criteria National Information Assurance Partnership (“NIAP”) certification for BB 10.3.3;

•
Announced plans to launch a Federal Cybersecurity Operations Center to support FedRAMP and other government security certification initiatives, led by former U.S. Coast Guard CIO, Rear Admiral Bob Day Jr. (retired);

•
Entered the Communications Platform as a Service (CPaaS) market with the launch of the BlackBerry Messenger (“BBM”) Enterprise SDK, which will enable developers to integrate secure messaging, voice and video capabilities into applications and services;

•
Entered into agreements with TCL, Optiemus Infracom Ltd. (“Optiemus”) and PT BB Merah Putih under which the Company has licensed its security software and service suite, as well as related brand assets, to these licensees who will design, manufacture, sell and provide customer support for BlackBerry-branded handsets featuring the Company’s secure Android software;

•	Entered into a strategic alliance and licensing agreement with PT Elang Mahkota Teknologi Tbk (“Emtek”) to provide cross-platform consumer BBM users with access to enriched content and services;

•	Entered into a non-exclusive agreement with Ford Motor Company for expanded use of the BlackBerry QNX OS, hypervisor and audio processing software as well as Certicom and security software;

•
Reduced leverage through the redemption of the Company’s outstanding 6% convertible debentures (the “6% Debentures”) through the issuance of $605 million aggregate principal amount of 3.75% convertible debentures of the Company (the “3.75% Debentures”) (the “Debenture Refinancing”);

•	Completed a normal course issuer bid under which the Company repurchased for cancellation approximately 12.6 million common shares; and

•	Appointed Steven Capelli as Chief Financial Officer.

Inventory Write-Down
The Company has experienced less than expected end customer demand for smartphones launched prior to the DTEK50 and DTEK60 (“BlackBerry-designed smartphones”) due to the decline in the high-end smart phone market and intense competition. Based on these factors, the Company revised its future pricing assumptions for finished products, work-in-process and raw materials and the resulting estimated net realizable value of its inventory and recorded non-cash, non-GAAP, charges against inventory and supply commitments of approximately $141 million for fiscal 2017 relating to the write-down of BlackBerry-designed smartphones ($150 million, on a U.S. GAAP basis).

Data Center Assets Sale
As part of the RAP, the Company decided to sell its data center assets to drive cost savings and efficiencies in the Company, and designated those assets as held for sale. The fair values of the Company’s assets held for sale were determined using bids from prospective purchasers and market appraisals conducted for the Company by certified appraisers. The Company recorded losses of approximately $165 million during fiscal 2017, related to the write-down to fair value less costs to sell and subsequent disposition of the assets held for sale. All such losses have been included in the loss on sale, disposal and abandonment expenses on the Company’s consolidated statements of operations and included in the total RAP program charges. The sale of these assets was completed during fiscal 2017.

Debt Redemption and New Issuance
On August 26, 2016, the Company announced that, with the approval of the holders of the Company’s 6% Debentures, the indenture governing the 6% Debentures had been amended to permit optional redemption by the Company prior to November 13, 2016, the first date the Company would have otherwise been able to redeem the 6% Debentures. The Company announced that it would redeem the 6% Debentures for a redemption amount of approximately $1.33 billion (the “Redemption Amount”), which would settle all outstanding obligations of the Company in respect of the 6% Debentures. The redemption was completed on September 2, 2016. As the Company accounted for the 6% Debentures at fair value, the Redemption Amount represented the fair value of the 6% Debentures at August 31, 2016 and therefore the impact to the consolidated statement of operations of the redemption was recorded in the second quarter of fiscal 2016. Also on August 26, 2016, the Company announced that it had reached an agreement with certain holders of the 6% Debentures to invest in the Company through a $605 million private placement of the 3.75% Debentures (collectively with the 6% Debentures, the “Debentures”), which replaced the 6% Debentures in part. The 3.75% Debentures were issued on September 7, 2016. The 3.75% Debentures have terms that are substantially identical to those of the 6% Debentures except that the Company does not have the option to redeem the 3.75% Debentures prior to maturity, and they bear a lower rate of interest at 3.75% per annum. Quarterly and annual interest expense on the 3.75% Debentures are approximately $6 million and $23 million, respectively.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fairfax, a related party under U.S. GAAP, owned $500 million principal amount of the original 6% Debentures and also purchased $500 million principal amount of the 3.75% Debentures. As such, the redemption of Fairfax’s portion of the 6% Debentures, the investment by Fairfax in the 3.75% Debentures and the payment of interest on the 3.75% Debentures represent related-party transactions. Fairfax receives interest at the same rate as other Debenture holders.
Segment Reporting
As disclosed in Note 15 to the Consolidated Financial Statements, the Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by the chief operating decision maker (“CODM”) for making decisions and assessing performance as a source of the Company’s reportable operating segments. In the first quarter of fiscal 2017, the Company internally reorganized into multiple reporting units and, as a result, the CODM, who is the Executive Chairman and Chief Executive Officer of the Company, began making decisions and assessing the performance of the Company using three operating segments comprised of these reporting units, whereas the Company was previously a single operating segment.

Goodwill Impairment Charge
As a result of the internal reporting reorganization, the Company now also consists of multiple reporting units within the three operating segments. This change in reporting unit structure necessitated an impairment assessment. In the first quarter of fiscal 2017, the Company conducted this impairment assessment and determined that the carrying value of goodwill in certain reporting units was impaired. Consequently, the Company recorded total goodwill impairment charges of $5 million and $52 million in the Mobility Solutions and SAF segments, respectively, for a total of $57 million (the “Goodwill Impairment Charge”). For additional information, see Note 1 to the Consolidated Financial Statements.

Long-lived Asset Impairment Charge
As a result of the goodwill impairment assessment, the Company determined that indicators of potential impairment in certain long-lived assets (“LLA”) associated with the affected reporting units existed. Consequently, in the first quarter of 2017 the Company performed an LLA impairment analysis on the asset groups associated with the affected reporting units, using the procedure as described in Note 1 to the Consolidated Financial Statements. The Company concluded that the carrying value of certain asset groups was impaired and the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $501 million (the “LLA Impairment Charge”), which was applicable to the intellectual property within the Mobility Solutions segment.
Change in Fiscal Year
Effective in the fourth quarter of fiscal 2016, the Company changed its fiscal year from a 52- or 53-week year ending the last Saturday in February or the first Saturday in March to a calendar basis ending the last day of February. The purpose of this change was to be consistent with common practice in the software industry, given the Company’s increased emphasis on software and its completed acquisitions of software companies with recurring revenue streams. Accordingly, the Company’s 2017 fiscal year ended on February 28, 2017, its 2016 fiscal year ended on February 29, 2016, and its 2015 fiscal year ended on February 28, 2015. The Company does not believe that the impact of the change was material.
For further information about the impact of the change in fiscal year, see Note 1 to the Consolidated Financial Statements.
Non-GAAP Financial Measures
The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP, and information contained in this MD&A is presented on that basis. On March 31, 2017, the Company announced financial results for the three months and fiscal year ended February 28, 2017, which included certain non-GAAP financial measures, including non-GAAP revenue, gross margin, gross margin percentage, income (loss) before income taxes, net income (loss) and earnings (loss) per share. The Company has included non-GAAP adjustments and has applied those adjustments to comparative periods. The Company believes this is appropriate due to its increased emphasis on software and its acquisitions of software firms with recurring revenue streams.
For the three months ended February 28, 2017, these measures were adjusted for the following (collectively, the “Q4 Fiscal 2017 Non-GAAP Adjustments”) (all items pre-tax and after-tax):

•
the Q4 Fiscal 2017 Debentures Fair Value Adjustment (as defined below under “Fiscal 2017 Summary Results of Operations – Financial Highlights – Debentures Fair Value Adjustment”) consisting of income of approximately $16 million;

•	the write-down of inventory in the amount of $4 million relating to certain BlackBerry-designed smartphones;

•	selective patent abandonment of approximately $1 million;

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	RAP charges, consisting of amounts associated with employee termination benefits, facilities, manufacturing network simplification costs, and certain other costs of approximately $24 million;

•	software deferred revenue acquired but not recognized due to business combination accounting rules of approximately $11 million;

•	stock compensation expense of approximately $15 million;

•	amortization of intangible assets acquired through business combinations of approximately $28 million; and

•	business acquisition and integration costs incurred through business combinations of approximately $3 million.
For the fiscal year ended February 28, 2017, these measures (collectively, the “Fiscal 2017 Non-GAAP Adjustments”) consisted of the following (all items pre-tax and after-tax):

•	the LLA Impairment Charge of $501 million;

•	the Goodwill Impairment Charge of $57 million;

•	the write-down of inventory in the amount of $141 million relating to BlackBerry-designed smartphones;

•
the Fiscal 2017 Debentures Fair Value Adjustment (as defined below under “Fiscal 2017 Summary Results of Operations – Financial Highlights – Debentures Fair Value Adjustment”) consisting of charges of approximately $24 million;

•	selective patent abandonment of approximately $4 million;

•	the write-down related to assets held for sale to fair value less costs to sell, and to the subsequent sale of these assets of approximately $165 million;

•	RAP charges of approximately $95 million;

•	Cost Optimization and Resource Efficiency (“CORE’) program recoveries of approximately $7 million;

•	software deferred revenue acquired but not recognized due to business combination accounting rules of approximately $65 million;

•	stock compensation expense of approximately $60 million;

•	amortization of intangible assets acquired through business combinations of approximately $112 million; and

•	business acquisition and integration costs incurred through business combinations of approximately $19 million.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company believes that presenting non-GAAP financial measures that exclude the impact of those items enables it and its shareholders to better assess the Company’s operating performance relative to its consolidated financial results in prior and future periods and improves the comparability of the information presented. Readers are cautioned that adjusted revenue, adjusted gross margin, adjusted gross margin percentage, adjusted income (loss) before income taxes, adjusted net income (loss), adjusted income (loss) per share and similar measures do not have any standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similarly titled measures reported by other companies. These non-GAAP financial measures should be considered in the context of the U.S. GAAP results, which are described in this MD&A. A reconciliation of these non-GAAP financial measures for the three months and fiscal year ended February 28, 2017 to the most directly comparable U.S. GAAP measures was included in the Company’s March 31, 2017 press release, and is reflected in the tables below:

Q4 Fiscal 2017 Non-GAAP Adjustments		For the Three Months Ended February 28, 2017 (in millions)
	Income statement location	Revenue	Gross margin (before taxes)	Gross margin % (before taxes)	Income (loss) before income taxes	Net income (loss)	Basic earnings (loss) per share
As reported		$286	$172	60.1%	$(49)	$(47)	$(0.09)
Inventory write-down	Cost of sales (1)	—	4	1.4%	4	4
Debentures fair value adjustment(2)	Debentures fair value adjustment	—	—	—%	(16)	(16)
Selective patent abandonment (3)	Loss on sale, disposal and abandonment	—	—	—%	1	1
RAP charges (3)	Cost of sales	—	6	2.1%	6	6
RAP charges (3)	Research and development	—	—	—%	3	3
RAP charges (3)	Selling, marketing and administration	—	—	—%	15	15
Software deferred revenue acquired	Revenue(4)	11	11	1.4%	11	11
Stock compensation expense	Cost of sales	—	1	0.3%	1	1
Stock compensation expense	Research and development	—	—	—%	5	5
Stock compensation expense	Selling, marketing and administration	—	—	—%	9	9
Acquired intangibles amortization	Amortization	—	—	—%	28	28
Business acquisition and integration costs	Selling, marketing and administration	—	—	—%	3	3
		$297	$194	65.3%	$21	$23	$0.04
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(1) Included within Mobility Solutions gross margin.
(2) See “Fiscal 2017 Summary Results of Operations - Financial Highlights - Debentures Fair Value Adjustment”.
(3) See “Fiscal 2017 Summary Results of Operations - Financial Highlights - RAP”.
(4) Included within Software & Services revenue.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fiscal 2017 Non-GAAP Adjustments		For the Year Ended February 28, 2017 (in millions)
	Income statement location	Revenue	Gross margin (before taxes)	Gross margin % (before taxes)	Net income (loss) before income taxes	Net income (loss)	Basic earnings (loss) per share
As reported		$1,309	$617	47.1%	$(1,208)	$(1,206)	$(2.30)
LLA Impairment Charge (1)	Impairment of long-lived assets	—	—	—%	501	501
Goodwill Impairment Charge (2)	Impairment of goodwill	—	—	—%	57	57
Inventory write-down	Cost of sales (3)	—	141	10.8%	141	141
Debentures fair value adjustment(4)	Debentures fair value adjustment	—	—	—%	24	24
Selective patent abandonment (5)	Loss on sale, disposal and abandonment	—	—	—%	4	4
Write-down of assets held for sale (5)	Loss on sale, disposal and abandonment	—	—	—%	165	165
RAP charges (5)	Cost of sales	—	25	1.9%	25	25
RAP charges (5)	Research and development	—	—	—%	4	4
RAP charges (5)	Selling, marketing and administration	—	—	—%	66	66
CORE program recoveries	Selling, marketing and administration	—	—	—%	(7)	(7)
Software deferred revenue acquired	Revenue(6)	65	65	1.9%	65	65
Stock compensation expense	Cost of sales	—	1	0.1%	1	1
Stock compensation expense	Research and development	—	—	—%	17	17
Stock compensation expense	Selling, marketing and administration	—	—	—%	42	42
Acquired intangibles amortization	Amortization	—	—	—%	112	112
Business acquisition and integration costs	Selling, marketing and administration	—	—	—%	19	19
Adjusted		$1,374	$849	61.8%	$28	$30	$0.06
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(1) See “Business Overview - Long-lived Asset Impairment Charge”.
(2) See “Business Overview - Goodwill Impairment Charge”.
(3) Included within Mobility Solutions gross margin.
(4) See “Fiscal 2017 Summary Results of Operations - Financial Highlights - Debentures Fair Value Adjustment”.
(5) See “Fiscal 2017 Summary Results of Operations - Financial Highlights - RAP”.
(6) Included within Software and Services revenue.
Similarly, on April 1, 2016, the Company announced financial results for the three months and fiscal year ended February 29, 2016, which included certain non-GAAP financial measures, including adjusted gross margin, adjusted gross margin percentage, adjusted loss before income taxes and adjusted net loss.
For the three months ended February 29, 2016, these measures were adjusted for the following (collectively, the “Q4 Fiscal 2016 Non-GAAP Adjustments”) (all items pre-tax and after-tax):

•	the 6% Debentures fair value adjustment of approximately $40 million;

•	selective patent abandonment of approximately $127 million;

•	RAP charges of approximately $53 million, which includes a loss on the disposal of long-lived assets of approximately $13 million;

•	CORE program charges of approximately $2 million;

•	software deferred revenue acquired but not recognized due to business combination accounting rules of approximately $23 million;

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	stock compensation expense of approximately $17 million;

•	amortization of intangible assets acquired through business combinations of approximately $28 million; and

•	business acquisition and integration costs incurred through business combinations of approximately $10 million.
For the fiscal year ended February 29, 2016, these measures were adjusted for the following (collectively, the “Fiscal 2016 Non-GAAP Adjustments”) (all items pre-tax and after-tax):

•	the 6% Debentures fair value adjustment of approximately $430 million;

•	patent abandonment of approximately $136 million;

•	RAP charges of approximately $208 million, which includes a loss on the disposal of long-lived assets of approximately $59 million;

•	CORE program charges of approximately $11 million;

•	software deferred revenue acquired but not recognized due to business combination accounting rules of approximately $33 million;

•	stock compensation expense of approximately $60 million;

•	amortization of intangible assets acquired through business combinations of approximately $66 million; and

•	business acquisition and integration costs incurred through business combinations of approximately $22 million.
A reconciliation of these non-GAAP financial measures for the three months and fiscal year ended February 29, 2016 to the most directly comparable U.S. GAAP measures was included in the Company’s April 1, 2016 press release, and is reflected in the table below:

		For the Three Months Ended February 29, 2016 (in millions)			For the Year Ended February 29, 2016 (in millions)
	Income Statement Location	Gross Margin	Income (loss) before income taxes	Net income	Gross Margin	Loss before income taxes	Net loss
As reported		$210	$(256)	$(238)	$941	$(282)	$(208)
Debentures fair value adjustment	Debentures fair value adjustment	—	(40)	(40)	—	(430)	(430)
Selective patent abandonment	Loss on sale, disposal and abandonment	—	127	127	—	136	136
RAP charges	Loss on sale, disposal and abandonment	—	13	13	—	59	59
RAP charges	Cost of sales	4	4	4	44	44	44
RAP charges	Research and development	—	18	18	—	47	47
RAP charges	Selling, marketing and administration	—	18	18	—	58	58
CORE program charges	Research and development	—	—	—	—	2	2
CORE program charges	Selling, marketing and administration	—	2	2	—	9	9
Software deferred revenue acquired	Revenue	23	23	23	33	33	33
Stock compensation expense	Cost of sales	—	—	—	1	1	1
Stock compensation expense	Research and development	—	5	5	—	17	17
Stock compensation expense	Selling, marketing and administration	—	12	12	—	42	42
Acquired intangibles amortization	Amortization	—	28	28	—	66	66
Business acquisition and integration costs	Selling, marketing and administration	—	10	10	—	22	22
Adjusted		$237	$(36)	$(18)	$1,019	$(176)	$(102)

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company also reported adjusted EBITDA for the three months and fiscal year ended February 28, 2017 of $42 million and $182 million, respectively. This is a non-GAAP financial measure that does not have any standardized meaning as prescribed by U.S GAAP and is therefore unlikely to be comparable to similar measures presented by other companies.

	For the Three Months Ended February 28, 2017 (in millions)	For the Year Ended February 28, 2017 (in millions)
Operating loss	$(57)	$(1,181)
Non-GAAP adjustments to operating loss
LLA Impairment Charge	—	501
Goodwill Impairment Charge	—	57
Inventory write-down	4	141
Debentures fair value adjustment	(16)	24
Selective patent abandonment	1	4
Write-down of assets held for sale	—	165
RAP charges	24	95
CORE program recoveries	—	(7)
Software deferred revenue acquired	11	65
Stock compensation expense	15	60
Acquired intangibles amortization	28	112
Business acquisition and integration costs	3	19
Total non-GAAP adjustments to operating loss	70	1,236
Non-GAAP operating income	13	55
Amortization	57	239
Acquired intangibles amortization	(28)	(112)
Adjusted EBITDA	$42	$182
Accounting Policies and Critical Accounting Estimates
Accounting Policies
See Note 1 to the Consolidated Financial Statements for a description of the Company’s significant accounting policies.
Critical Accounting Estimates
The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. These estimates and assumptions are based upon management’s historical experience and are believed by management to be reasonable under the circumstances. Such estimates and assumptions are evaluated on an ongoing basis and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.
The Company’s critical accounting estimates have been reviewed and discussed with the Company’s Audit & Risk Management Committee and are set out below. Except as noted, there have not been any changes to the Company’s critical accounting estimates during the past three fiscal years.
Valuation of Long-Lived Assets
The long-lived assets (“LLA”) impairment test prescribed by U.S. GAAP requires the Company to identify its asset groups and test impairment of each asset group separately. To conduct the LLA impairment test, the asset group is tested for recoverability using undiscounted cash flows over the remaining useful life of the primary asset. If forecasted net cash flows are less than the carrying amount of the asset group, an impairment charge is measured by comparing the fair value of the asset group to its carrying value. Determining the Company’s asset groups and related primary assets requires significant judgment by management. Different judgments could yield different results.
The Company’s determination of its asset groups, its primary asset and its remaining useful life, and estimated cash flows are significant factors in assessing the recoverability of the Company’s assets for the purposes of LLA impairment testing. The

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company’s share price can be affected by, among other things, changes in industry or market conditions, including the effect of competition, changes in the Company’s results of operations, changes in the Company’s forecasts or market expectations relating to future results, and the Company’s strategic initiatives and the market’s assessment of any such factors. See “Risk Factors - The market price of the Company’s common shares is volatile” in the AIF. The current macroeconomic environment and competitive dynamics continue to be challenging to the Company’s business and the Company cannot be certain of the duration of these conditions and their potential impact on the Company’s future financial results and cash flows. A continued decline in the Company’s performance, the Company’s market capitalization and future changes to the Company’s assumptions and estimates used in the LLA impairment test, particularly the expected future cash flows, remaining useful life of the primary asset and terminal value of the asset group, may result in further impairment charges in future periods of some or all of the assets on the Company’s balance sheet. Although it does not affect the Company’s cash flow, an impairment charge to earnings has the effect of decreasing the Company’s earnings or increasing the Company’s losses, as the case may be. The Company’s share price could also be adversely affected by the Company’s recorded LLA impairment charges.
The Company used various valuation techniques to determine the fair values of its assets to measure and allocate impairment. Techniques related to real estate, capital equipment and intangible assets included the direct capitalization method, market comparable transactions, the replacement cost method, discounted cash flow analysis, as well as the relief from royalty and excess earnings valuation methods. Determining valuations using these valuation techniques requires significant judgment and assumptions by management. Different judgments could yield different results.
Inventory and Inventory Purchase Commitments
The Company’s policy for the valuation of inventory, including the determination of obsolete or excess inventory, requires management to estimate the future demand for the Company’s products. Inventory purchases and purchase commitments are based upon such forecasts of future demand and scheduled rollout and life cycles of new products. The business environment in which the Company operates is subject to rapid changes in technology and customer demand. The Company performs an assessment of inventory during each reporting period, which includes a review of, among other factors, demand requirements, component part purchase commitments of the Company and certain key suppliers, product life cycle and development plans, component cost trends, product pricing and quality issues. If customer demand subsequently differs from the Company’s forecasts, requirements for inventory write-offs that differ from the Company’s estimates could become necessary. If management believes that demand no longer allows the Company to sell inventories above cost or at all, such inventory is written down to net realizable value or excess inventory is written off. Significant judgment was required in calculating the inventory charges, which involved forecasting future demand and the associated pricing at which the Company can realize the carrying value of its inventory.
Valuation Allowance Against Deferred Tax Assets
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. A valuation allowance is required for deferred tax assets if it is more likely than not that all or some portion of the asset will not be realized. All available evidence, both positive and negative, that may affect the realization of deferred tax assets must be identified and considered in determining the appropriate amount of the valuation allowance. Additionally, for interim periods, the estimated annual effective tax rate should include the valuation allowance for current year changes in temporary differences and losses or income arising during the year. For interim periods, the Company needs to consider the valuation allowance that it expects to recognize at the end of the fiscal year as part of the estimated annual effective tax rate. During interim quarters, the Company uses estimates including pre-tax results and ending position of temporary differences as at the end of the fiscal year to estimate the valuation allowance that it expects to recognize at the end of the fiscal year. This accounting treatment has no effect on the Company’s actual ability to utilize deferred tax assets to reduce future cash tax payments. Different judgments could yield different results. See “Results of Operations - Three months ended February 28, 2017 compared to three months ended February 29, 2016 - Income Taxes”.
Revenue Recognition
Hardware
Significant judgment is applied by the Company to determine whether shipments of devices have met the Company’s revenue recognition criteria, as the analysis is dependent on many facts and circumstances. The Company is able to conclude that the price of its handheld devices is fixed or determinable on shipment in certain cases and, therefore, the four criteria as described in Note 1 to the Consolidated Financial Statements for revenue recognition were met upon shipment. As such, sales of the Company’s Android device to wireless carriers in certain regions, sales of the Company’s latest BlackBerry 10 devices to wireless carriers in certain regions, and sales of BlackBerry 7 devices to wireless carriers in certain regions are recognized as revenue at the time of shipment. Other shipments of handheld devices are recognized as revenue when the devices sell through to end users.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company’s use of customer incentives requires management to use significant judgment in evaluating whether prices for handheld devices are fixed or determinable, which can impact the timing of when hardware revenue is recognized. When the price is not considered fixed or determinable, the Company recognizes revenue when the product is sold through to its end users. The Company must take into account its past history with its carrier and distribution partners to determine whether it can reliably estimate whether any future concessions will be provided on products it has previously sold into the channel. The Company also makes estimates of the level of channel inventory and the likelihood it will sell-through at the prices sold to its distribution partners. The Company also has to consider external factors such as end customer demand, market acceptance of its products, cannibalization of new product introductions, the competitive landscape, and technological obsolescence in determining whether the price is fixed or determinable at the time of shipment. These factors could result in the Company increasing its customer incentive programs which could impact the results of the Company’s operations. The Company recognizes these customer incentives at the later of when the Company has recognized the product sale or when the program is offered.
The Company also uses estimates in determining return provisions for its hardware sales. The Company has limited rights of return for quality defects based on contractual terms and conditions. The Company’s historical experience is that returns for defects are immaterial to the results of operations and represent only 0.5% to 1% of total units shipped. However, if defect rates were to increase beyond those estimated, the Company would be required to recognize additional reductions to revenue. If the defect rate were to change such that the Company could no longer reliably estimate the return rate, recognition of revenue could be delayed until a reliable estimate could be made or the return period lapses.
Multiple Element Arrangements
The Company’s process for determining best estimated selling prices (“BESPs”) as it relates to when and if available upgrade rights to the BlackBerry 10 and Android devices exist involves management’s judgment and multiple factors are considered that may vary over time depending upon the unique facts and circumstances related to each deliverable. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis. Should future facts and circumstances change, the Company’s BESPs and the future rate of related amortization for software upgrades and non-software services related to future sales of these devices could change. Factors subject to change include the unspecified software upgrade rights offered, change in pricing of elements sold separately by the Company in the future, the estimated value of unspecified software upgrade rights, the estimated or actual costs incurred to provide non-software services, and the estimated period software upgrades and non-software services expected to be provided. Management does not expect the estimate of BESP to increase in the future given the competitive nature of the industry and the downward trends on its pricing. It is more likely to decrease in the future, which would result in a positive impact on the results of operations on a go-forward basis. Management also uses historical data to determine the useful life of the device over which to amortize the upgrade value. If the life of the device increased, the rate at which revenue is recognized would decrease. Conversely, if the life of the device decreased, the rate at which revenue is recognized would increase. Management reviews its estimates on an annual basis unless other facts and circumstances arise to warrant a shorter review cycle.
Adoption of Accounting Policies
In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard on the topic of revenue contracts, which replaces the existing revenue recognition standard. The new standard amends the number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted for annual reporting periods and interim periods therein beginning after December 15, 2016. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures. The Company expects that upon adoption of this standard, significant revenue which would otherwise have been recognized in future periods will instead be recognized either in retrospectively restated periods or in a cumulative adjustment to retained earnings, depending on the Company’s chosen method of adoption. The Company also expects that upon adoption of this standard, certain revenues will be recognized earlier than they would be under the current standard.
In July 2015, the FASB issued a new accounting standard update on the topic of inventory. The amendments in this update provide guidance on the subsequent measurement of inventory from the lower of cost or market to the lower of cost and net realizable value for entities using the first-in, first-out or the average cost method. The amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. It should be applied prospectively with earlier application permitted as of the beginning of the interim or annual reporting period. The Company expects to adopt this guidance in the first quarter of fiscal 2018 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

In January 2016, the FASB issued a new accounting standard on the topic of financial instruments. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The standard primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the guidance clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for certain requirements. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In February 2016, the FASB issued a new accounting standard on the topic of leases. The new standards would require companies and other organizations to include lease obligations in their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases, the lessee would recognize a straight-line total lease expense. The guidance is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2020 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of revenue from contracts with customers. The amendments in this update clarify the implementation guidance on principal versus agent considerations. When another party, along with the reporting entity, is involved in providing goods or services to a customer, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (as a principal) or to arrange for the good or service to be provided to the customer by the other party (as an agent). The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In March 2016, the FASB issued a new accounting standard on the topic of stock compensation. The amendments in this update simplify several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2018 and does not expect the adoption to significantly impact its results of operations, financial position, or disclosures.
In April 2016, the FASB issued an update that clarifies the implementation guidance on identifying promised goods or services and on determining whether an entity’s promise to grant a license with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In May 2016, the FASB issued an update that rescinds various standards codified as part of Topic 605, Revenue Recognition, in relation to the future adoption of Topic 606, Revenue from Contracts with Customers. These rescissions include changes to topics pertaining to revenue and expense recognition for freight services in process, accounting for shipping and handling fees and costs, and accounting for consideration given by a vendor to a customer. The Company is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In May 2016, the FASB issued a new accounting standard on the topic of revenue contracts that aims to reduce the risk of diversity in practice, including collectibility, non-cash consideration, presentation of sales tax and transition. The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In June 2016, the FASB issued a new accounting standard on the topic of financial instruments that replaces the “incurred loss” impairment methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for interim and annual periods beginning after December 15, 2019. Early adoption is permitted for annual reporting periods and interim periods therein beginning after December 15, 2018. The Company will adopt this guidance in the first quarter of fiscal 2021 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In August 2016, the FASB issued a new accounting standard on the topic of statements of cash flows. The amendments in this update clarify the classification of certain cash receipts and cash payments. The guidance is effective for interim and annual

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

periods beginning after December 15, 2017. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In October 2016, the FASB issued a new accounting standard on the topic of income taxes. The amendments in this update improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company plans to early adopt this guidance in the first quarter of fiscal 2018 and does not expect the adoption to significantly impact its results of operations, financial position, or disclosures.
In November 2016, the FASB issued a new accounting standard on the topic of statements of cash flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments in this update should be applied using a retrospective transition method to each period presented. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In December 2016, the FASB issued a new accounting standard update on technical corrections and improvements that will affect a wide variety of topics in the Accounting Standards Codification (the “Codification”). This update will clarify the Codification, correct errors or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice. The amendments in this update do not require transition guidance and are effective upon issuance of this update. The Company does not expect that this adoption will have a material impact on its results of operations, financial position and disclosures.
In January 2017, the FASB issued a new accounting standard update on the topic of business combinations. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In January 2017, the FASB issued an accounting standard update on the topic of goodwill. The amendments in this update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The guidance is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2022 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In February 2017, the FASB issued a new accounting standard update on the topic of other income - gains and losses from the derecognition of non-financial assets. The amendments in this update clarify the scope of Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Non-Financial Assets and add guidance for partial sales of non-financial assets. The guidance is effective for fiscal years beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fiscal 2017 Summary Results of Operations
The following table sets forth certain consolidated statements of operations data, as well as certain consolidated balance sheet data, as at and for the fiscal years ended February 28, 2017, February 29, 2016, and February 28, 2015:

	As at and for the Fiscal Years Ended (in millions, except for share and per share amounts)
	February 28, 2017	February 29, 2016	Change	February 28, 2015	Change
Revenue(1)(2)	$1,309	$2,160	$(851)	$3,335	$(1,175)
Gross margin(1)(2)	617	941	(324)	1,604	(663)
Operating expenses(1)(2)	1,798	1,164	634	2,027	(863)
Investment income (loss), net	(27)	(59)	32	38	(97)
Loss before income taxes	(1,208)	(282)	(926)	(385)	103
Recovery of income taxes	(2)	(74)	72	(81)	7
Net loss	$(1,206)	$(208)	$(998)	$(304)	$96
Loss per share - reported
Basic	$(2.30)	$(0.40)		$(0.58)
Diluted	$(2.30)	$(0.86)		$(0.58)

Weighted-average number of shares outstanding (000’s)
Basic	525,265	526,303		527,684
Diluted(3)	525,265	651,303		527,684

Total assets	$3,263	$5,534	$(2,271)	$6,558	$(1,024)
Total long-term financial liabilities	$591	$1,277	$(686)	$1,707	$(430)
______________________________

(1)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2017 Non-GAAP Adjustments on adjusted revenue, adjusted gross margin and adjusted operating expenses in fiscal 2017.

(2)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2016 Non-GAAP Adjustments on adjusted revenue, adjusted gross margin and adjusted operating expenses in fiscal 2016.

(3)
Diluted loss per share on a U.S. GAAP basis for fiscal 2017 and fiscal 2015 do not include the dilutive effect of the Debentures as they would be anti-dilutive. See Note 12 to the Consolidated Financial Statements for the fiscal year ended February 28, 2017 for calculation of the diluted weighted average number of shares outstanding.

The following table shows information by operating segment for the years ended February 28, 2017 and February 29, 2016. The Company reports segment information in accordance with U.S. GAAP Accounting Standards Codification Section (“ASC”) 280 based on the “management” approach. The management approach designates the internal reporting used by the CODM for making decisions and assessing performance of the Company’s reportable operating segments. See “Business Overview” for a description of the Company’s operating segments, as well as Note 15 to the Consolidated Financial Statements.

	For the Year Ended (in millions)
	Software & Services			Mobility Solutions			SAF			Segment totals
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Revenue	$652	$530	$122	$409	$884	$(475)	$313	$779	$(466)	$1,374	$2,193	$(819)
Cost of goods sold	130	130	—	311	930	(619)	84	114	(30)	525	1,174	(649)
Gross margin	522	$400	$122	98	$(46)	$144	229	$665	$(436)	849	$1,019	$(170)
Operating expenses	373			102			5			480
Operating income (loss)	$149			$(4)			$224			$369
The Company has not presented comparative information for operating income (loss) by segment, as it cannot practically allocate past operating expenses for the comparative periods to the current segments due to a fundamental reorganization of the internal reporting structure of the Company. Prior to the reorganization into the current structure, operations for each segment

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

were integrated and centralized, and the Company does not have a reasonable basis with which to determine how operating expenses under the current structure may have compared to the previous structure.

The following table reconciles the Company’s segment results for fiscal 2017 to consolidated U.S. GAAP results:

	For the Year Ended February 28, 2017 (in millions)
	Software & Services	Mobility Solutions	SAF	Segment totals	Corporate unallocated	Subtotal	Non-GAAP adjustments (1)	Consolidated U.S. GAAP
Revenue	$652	$409	$313	$1,374	$—	$1,374	$(65)	$1,309
Cost of goods sold	130	311	84	525	—	525	167	692
Gross margin	522	98	229	849	—	849	(232)	617
Operating expenses	373	102	5	480	314	794	1,004	1,798
Operating income (loss)	$149	$(4)	$224	$369	$(314)	$55	$(1,236)	$(1,181)
(1) See “Non-GAAP Financial Measures” for the Fiscal 2017 Non-GAAP Adjustments not included in segment revenue, segment gross margin and segment operating expenses in fiscal 2017.
Certain corporate overhead expenses are not allocated to segment operations. These generally relate to costs associated with the Company’s corporate operations, including administrative and shared services functions, information technology related costs, legal operations, and amortization of property, plant and equipment and intangible assets.
The following table reconciles the Company’s segment results for fiscal 2016 to consolidated U.S. GAAP results:

	For the Year Ended February 28, 2016 (in millions)
	Software & Services	Mobility Solutions	SAF	Segment totals	Corporate unallocated	Subtotal	Non-GAAP adjustments (1)	Consolidated U.S. GAAP
Revenue	$530	$884	$779	$2,193	$—	$2,193	$(33)	$2,160
Cost of goods sold	130	930	114	1,174	—	1,174	45	1,219
Gross margin	$400	$(46)	$665	$1,019	—	1,019	(78)	941
Operating expenses					1,136	1,136	28	1,164
Operating income (loss)					$1,136	$(117)	$(106)	$(223)
(1) See “Non-GAAP Financial Measures” for the Fiscal 2016 Non-GAAP Adjustments impact on segment revenue, segment gross margin and segment operating expenses in fiscal 2016.

Financial Highlights
The Company had approximately $1.7 billion in cash, cash equivalents and investments as of February 28, 2017.
In fiscal 2017, the Company recognized revenues of $1.3 billion and incurred a net loss of $1.2 billion, or a $2.30 basic and diluted loss per share on a U.S. GAAP basis. As further discussed below, net loss reflects non-cash charges of $501 million associated with the LLA Impairment charge, the Goodwill Impairment Charge of $57 million, the write-down of inventory in the amount of $141 million, non-cash charge associated with the change in the fair value of the Debentures of $24 million, selective patent abandonment of $4 million, write-down of assets held for sale of $165 million, restructuring and integration charges of $95 million related to the RAP, restructuring recoveries of $7 million related to the CORE program, software deferred revenue acquired of $65 million, stock compensation expense of $60 million, acquired intangibles amortization of $112 million, and business acquisition and integration costs of $19 million recorded in fiscal 2017. See also “Non-GAAP Financial Measures” and “Financial Condition - Debenture Financing and Other Funding Sources” in this MD&A.
Software and Service Revenues
In fiscal 2017, the Company recognized software and service revenues of $622 million, which includes revenues in both the Software & Services segment and the Mobility Solutions segment. Including the impact of the relevant Fiscal 2017 Non-GAAP Adjustments, the Company recognized software and service revenues of $687 million.
Non-GAAP software and services revenues for fiscal 2017 increased by 30% compared to fiscal 2016 consistent with the Company’s previously stated expectation.
The Company expects non-GAAP software and services revenues to grow at the high-end of the 10% to 15% growth rate of the enterprise mobility software markets in fiscal 2018.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fourth Quarter Fiscal 2017 Compared to Third Quarter Fiscal 2017
Software and service revenues increased by $22 million, or 13.8%, to $182 million in the fourth quarter of fiscal 2017, compared to $160 million in the third quarter of fiscal 2017. Including the impact of the relevant Fiscal 2017 Non-GAAP Adjustments, software and services revenues increased by $21 million, or 12.2%, to $193 million in the fourth quarter of fiscal 2017, compared to $172 million in the third quarter of fiscal 2017.
Software and services gross margin increased by $11 million to $134 million, or 73.4% of software and services revenues, in the fourth quarter of fiscal 2017, compared to $123 million, or 76.6% of software and services revenues, in the third quarter of fiscal 2017. Including the impact of the relevant Fiscal 2017 Non-GAAP Adjustments, software and services revenues gross margin increased by $10 million to $145 million, or 74.9% of software and services revenues, in the fourth quarter of fiscal 2017, compared to $135 million, or 78.2% of software and services revenues, in the third quarter of fiscal 2017.
Mobility Solutions segment revenues increased by $12 million, or 17.1% to $82 million in the fourth quarter of fiscal 2017, compared to $70 million in the third quarter of fiscal 2017. Mobility Solutions segment gross margin decreased by $3 million to $28 million, or 34.1% of Mobility Solutions segment revenues, in the fourth quarter of fiscal 2017, compared to $31 million, or 44.3% of Mobility Solutions segment revenues, in the third quarter of fiscal 2017.
Software and services revenues increased by $22 million in the fourth quarter of fiscal 2017, which offset the decline in SAF revenue of $18 million in the fourth quarter of fiscal 2017, consistent with the Company’s previously stated expectations.
Free Cash Flow
Free cash flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free cash flow does not have any standardized meaning as prescribed by U.S. GAAP and is therefore unlikely comparable to similar measures presented by other companies. For the three months ended February 28, 2017, the Company reported free cash flow of $16 million, which consisted of net cash provided in operating activities of $19 million minus capital expenditures of $3 million. The Company anticipates continuing to generate positive free cash flow and adjusted EBITDA for the 2018 fiscal year.
Debentures Fair Value Adjustment
As previously disclosed, the Company elected the fair value option to account for the 3.75% Debentures; therefore, periodic revaluation has been and continues to be required under U.S. GAAP. The fair value adjustment does not impact the terms of the 3.75% Debentures such as the face value, the redemption features or the conversion price. In the fourth quarter of fiscal 2017, the Company recorded income associated with the change in the fair value of the 3.75% Debentures of approximately $16 million (pre-tax and after tax) (the “Q4 Fiscal 2017 Debentures Fair Value Adjustment”). In fiscal 2017, the Company recorded net charge associated with the change in the fair value of the Debentures of approximately $24 million (pre-tax and after tax) (the “Fiscal 2017 Debentures Fair Value Adjustment”).
RAP
During the first quarter of fiscal 2016, the Company commenced the RAP with the objectives of (i) reallocating resources to capitalize on growth opportunities, (ii) providing the operational ability to better leverage contract research and development services relating to its handheld devices, and (iii) reaching sustainable profitability. During the fourth quarter and fiscal 2017, the Company incurred approximately $25 million and $264 million, respectively, in total pre-tax charges related to this program for employee termination benefits, facilities costs, and losses on sale, disposal and abandonment of long-lived assets. This included the write-down to fair value less costs to sell of the assets held for sale of nil and $165 million, respectively, as described above in “Business Overview – Data Center Assets Sale” and selective patent abandonments of $1 million and $4 million, respectively. The Company incurred $24 million and $95 million in charges under the RAP in the fourth quarter and in fiscal 2017.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations - Fiscal year ended February 28, 2017 compared to fiscal year ended February 29, 2016
The following table sets forth certain consolidated statements of operations data as at February 28, 2017 and February 29, 2016 under U.S. GAAP.

	For the Years Ended (in millions, except for share and per share amounts)
	February 28, 2017		February 29, 2016		Change
Revenue(1)(2)	$1,309	100.0%	$2,160	100.0%	$(851)
Gross margin (1)(2)	617	47.1%	941	43.6%	(324)
Operating expenses (1)(2)	1,798	137.4%	1,164	53.9%	634
Loss before income taxes	(1,208)	(92.3%)	(282)	(13.1%)	(926)
Recovery of income taxes	(2)	(0.2%)	(74)	(3.4%)	72
Net loss	$(1,206)	(92.1%)	$(208)	(9.6%)	$(998)

Loss per share - reported
Basic	$(2.30)		$(0.40)		$(1.90)
Diluted	$(2.30)		$(0.86)		$(1.44)

Weighted-average number of shares outstanding (000’s)
Basic	525,265		526,303
Diluted	525,265		651,303

(1)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2017 Non-GAAP Adjustments on adjusted revenue, adjusted gross margin and adjusted operating expenses in fiscal 2017.

(2)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2016 Non-GAAP Adjustments on adjusted revenue, adjusted gross margin and adjusted operating expenses in fiscal 2016.
Consolidated Revenue
Consolidated revenue decreased by $851 million to approximately $1.3 billion in fiscal 2017 from $2.2 billion in fiscal 2016. The decrease was primarily due to a decrease of $510 million in hardware and other revenues to $374 million from $884 million and a decrease of $466 million in service access fee revenues to $313 million from $779 million, partially offset by an increase of $125 million in software and services revenues to $622 million from $497 million.
The decrease in hardware and other revenues of $510 million was attributable to decreased demand and the Company’s aging product portfolio, which was partially offset by an increase in the average selling price of hardware. The decrease in service access fee revenues of $466 million, which is generated from users of BlackBerry 7 and prior BlackBerry operating systems, is primarily attributable to a lower number of BlackBerry 7 users, lower revenue from those users and a continued shift in the mix of the Company’s customers from higher-tiered unlimited plans to prepaid and lower-tiered plans compared to fiscal 2016. The increase in software and services revenues of $125 million was primarily attributable to the acquisitions of Good Technology (“Good”) and AtHoc Inc. (“AtHoc”) in the third quarter of fiscal 2016.
Consolidated Gross Margin
Consolidated gross margin decreased by $324 million to approximately $617 million in fiscal 2017 from $941 million in fiscal 2016. The decrease was primarily due to the decline in gross margin associated with service access fees and hardware and other products.
The decrease in gross margin associated with service access fees was primarily attributable to the same reasons as discussed above in “Consolidated Revenue”. The decrease in gross margin associated with hardware and other products is primarily attributable to the write-down of inventory relating to BlackBerry-designed smartphones, which was partially offset by an increase in the average selling price of hardware, as noted above under “Consolidated Revenue”.
The Company expects non-GAAP consolidated gross margin to be approximately 70% in fiscal 2018.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Revenue
Revenue by Geography
Comparative breakdowns of the geographic regions are set forth in the following table:

	For the Fiscal Years Ended (in millions)
	February 28, 2017		February 29, 2016		Change
Revenue by Geography
North America	$718	54.8%	$952	44.0%	$(234)	(24.6)%
Europe, Middle East and Africa	425	32.4%	816	37.8%	(391)	(47.9)%
Latin America	35	2.7%	117	5.4%	(82)	(70.1)%
Asia Pacific	131	10.1%	275	12.8%	(144)	(52.4)%
	$1,309	100.0%	$2,160	100.0%	$(851)	(39.4)%
North America Revenues
Revenues in North America were $718 million, or 54.8% of revenue in fiscal 2017, reflecting a decrease of $234 million compared to $952 million, or 44.0% of revenue in fiscal 2016. The decrease in North American revenue is primarily attributable to a decrease in revenue from the United States, which represented approximately 43.7% of total revenue in fiscal 2017, compared to 33.0% of total revenue in fiscal 2016. Sales in Canada represented approximately 11.1% of total revenue in fiscal 2017, compared to 11.0% of total revenue in fiscal 2016.
Revenues in North America decreased compared to fiscal 2016 primarily from a decrease in hardware and other revenues due to the reasons discussed above in “Consolidated Revenue”, a decrease in technology licensing revenue and a decrease in service access fee revenues due to the reasons discussed above in “Consolidated Revenue”, partially offset by revenue attributable to the acquisitions of Good and AtHoc midway through the third quarter of fiscal 2016, whose revenues are primarily derived from the North American market.
Europe, Middle East and Africa Revenues
Revenues in Europe, Middle East and Africa were $425 million, or 32.4% of revenue, in fiscal 2017, reflecting a decrease of $391 million compared to $816 million, or 37.8% of revenue, in fiscal 2016. The decrease in revenue is primarily from a decrease in hardware and other revenues due to the reasons discussed above in “Consolidated Revenue” and a decrease in service access fee revenues due to the reasons discussed above in “Consolidated Revenue”, partially offset by revenue attributable to the acquisitions of Good and AtHoc midway through the third quarter of fiscal 2016,
Latin America Revenues
Revenues in Latin America were $35 million, or 2.7% of revenue, in fiscal 2017, reflecting a decrease of $82 million compared to $117 million, or 5.4% of revenue, in fiscal 2016. The decrease in revenues is primarily due to a reduction in service access fee revenues, as well as decreased hardware demand.
Asia Pacific Revenues
Revenues in Asia Pacific were $131 million, or 10.1% of revenue, in fiscal 2017, reflecting a decrease of $144 million compared to $275 million, or 12.8% of revenue, in fiscal 2016. The decrease in revenues is due is due to the reduction in service access fee revenues and decreased hardware demand, partially offset by revenue attributable to the acquisitions of Good and AtHoc midway through the third quarter of fiscal 2016.
Revenue by Segment
See “Business Overview” and “Fiscal 2017 Summary Results of Operations” for information about the Company’s operating segments and the basis of operating segment results.

	For the Years Ended (in millions)
	Software & Services			Mobility Solutions			SAF			Segment totals
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Revenue	$652	$530	$122	$409	$884	($475)	$313	$779	($466)	$1,374	$2,193	($819)

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Software & Services
Software & Services segment revenue increased by $122 million, or 23.0%, to $652 million, or 47.5% of segment revenue, in fiscal 2017, compared to $530 million, or 24.2% of segment revenue, in fiscal 2016.
The $122 million increase in Software & Services segment revenue was primarily attributable to the acquisitions of Good and AtHoc in the third quarter of fiscal 2016, and an increase in revenues generated from BBM, which was partially offset by a decrease in revenue from intellectual property licensing due to the Company recognizing revenues relating to a significant licensing agreement in fiscal 2016.
Mobility Solutions
Mobility Solutions segment revenue was $409 million, or 29.8% of segment revenue, in fiscal 2017 compared to $884 million, or 40.3% of segment revenue, in fiscal 2016, representing a decrease of $475 million, or 53.73%.
The $475 million decrease in Mobility Solutions segment revenue was primarily attributable to decreased demand and the Company’s aging product portfolio, which was partially offset by an increase in the average selling price of hardware.
SAF
SAF segment revenue decreased by $466 million, or 59.8%, to $313 million, or 22.8% of segment revenue, in fiscal 2017, compared to $779 million, or 35.5% of segment revenue, in fiscal 2016.
The decrease in SAF segment revenue is primarily attributable to a lower number of BlackBerry 7 users, lower revenue from those users and a continued shift in the mix of the Company’s customers from higher-tiered unlimited plans to prepaid and lower-tiered plans, compared to fiscal 2016.
Gross Margin
Gross Margin by Segment
See “Business Overview” and “Fiscal 2017 Summary Results of Operations” for information about the Company’s operating segments and the basis of operating segment results.

	For the Years Ended (in millions)
	Software & Services			Mobility Solutions			SAF			Segment totals
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Gross Margin	$522	$400	$122	$98	$(46)	$144	$229	$665	$(436)	$849	$1,019	$(170)
Total segment gross margin decreased by $170 million to $849 million in fiscal 2017, compared to $1.0 billion in fiscal 2016. Total segment gross margin percentage increased to 61.8% of segment revenue compared to 46.5% of segment revenue in fiscal 2016.
Software & Services
Software & Services segment gross margin increased by $122 million to $522 million, or 80.1% of Software & Services segment revenue, in fiscal 2017, compared to $400 million, or 75.5% of Software & Services segment revenue, in fiscal 2016. The increase was primarily attributable to the reasons specified under “Revenue by Segment”, as well as a reduction in infrastructure costs within cost of goods sold.
The Company expects Software & Services segment gross margin to be approximately 80% in fiscal 2018.
Mobility Solutions
Mobility Solutions segment gross margin increased by $144 million to $98 million, or 24.0% of Mobility Solutions segment revenue, in fiscal 2017, compared to $(46) million, or (5.2)% of Mobility Solutions segment revenue, in fiscal 2016. The $144 million increase in Mobility Solutions segment gross margin was primarily attributable to a decrease in royalty expense resulting from the Company’s LLA impairment recorded in fiscal 2017 and an increase in the average selling price of hardware.
SAF
SAF segment gross margin decreased by $436 million to $229 million, or 73.2% of SAF segment revenue, in fiscal 2017, compared to $665 million, or 85.4% of SAF segment revenue, in fiscal 2016.
The $436 million decrease in SAF gross margin was primarily due to the reasons discussed above in “Revenue by Segment”. A significant proportion of SAF as cost of goods sold is fixed.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Expenses
The table below presents a comparison of research and development, selling, marketing and administration, and amortization expense for fiscal 2017 compared to fiscal 2016.

	For the Fiscal Years Ended (in millions)
	February 28, 2017		February 29, 2016		Change
		% of Revenue		% of Revenue		% of Change
Revenue(1)(2)	$1,309		$2,160		$(851)	(39.4)%
Operating expenses
Research and development(1)(2)	306	23.4%	469	21.7%	$(163)	(34.8)%
Selling, marketing and administration(1)(2)	553	42.2%	653	30.2%	(100)	(15.3)%
Amortization(1)(2)	186	14.2%	277	12.8%	(91)	(32.9)%
Impairment of goodwill(1)	57	4.4%	—	—%	57	—%
Impairment of long-lived assets(1)	501	38.3%	—	—%	501	—%
Loss on sale, disposal and abandonment of long-lived assets(1)(2)	171	13.1%	195	9.0%	(24)	(12.3)%
Debentures fair value adjustment(1)(2)	24	1.8%	(430)	(19.9)%	454	(105.6)%
Total	$1,798	137.4%	$1,164	53.8%	$634	54.5%

(1)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2017 Non-GAAP Adjustments on revenue and operating expenses in fiscal 2017.

(2)	See “Non-GAAP Financial Measures” for the impact of the Fiscal 2016 Non-GAAP Adjustments on revenue and operating expenses in fiscal 2016.
Operating expenses increased by $634 million, or 54.5%, to $1.8 billion, or 137.4% of revenue in fiscal 2017, compared to $1.2 billion, or 53.8% of revenue, in fiscal 2016. The increase was primarily attributable to the impairment of long-lived assets and goodwill, and an increase in non-cash charges associated with a change in the fair value of the Debentures, partially offset by reduced salaries and benefits costs, a decrease in amortization expense, and reductions in marketing and advertising expense. Excluding the impact of the relevant Fiscal 2017 Non-GAAP Adjustments and Fiscal 2016 Non-GAAP Adjustments, operating expenses decreased by $342 million, or 30.1% due to the reasons discussed below in “Research and Development Expenses”, “Selling, Marketing and Administration Expenses” and “Amortization Expense”.
In fiscal 2018, the Company expects to increase operating expenses in certain areas of its business, but expects total operating expenses to decline.
Research and Development Expenses
Research and development expenses consist primarily of salaries and benefits for technical personnel, new product development costs, travel, office and building costs, infrastructure costs and other employee costs.
Research and development expenses decreased by $163 million, or 34.8%, to $306 million, or 23.4% of revenue, in fiscal 2017, compared to $469 million, or 21.7% of revenue, in fiscal 2016. Excluding the impact of the relevant Fiscal 2017 Non-GAAP Adjustments and Fiscal 2016 Non-GAAP Adjustments, research and development expenses decreased by $118 million, or 29.3%. The decrease was primarily attributable to reduced salaries and benefits, a reallocation of costs to cost of sales associated with engineering services, reduced infrastructure costs and outsourcing costs compared to fiscal 2016.
Selling, Marketing and Administration Expenses
Selling, marketing and administration expenses consist primarily of marketing, advertising and promotion, salaries and benefits, external advisory fees, information technology costs, office and related staffing infrastructure costs and travel expenses.
Selling, marketing and administration expenses decreased by $100 million, or 15.3%, to $553 million, or 42.2% of revenue, in fiscal 2017 compared to $653 million in fiscal 2016, or 30.2% of revenue. Excluding the impact of the relevant Fiscal 2017 Non-GAAP Adjustments and Fiscal 2016 Non-GAAP Adjustments, selling, marketing and administration expenses decreased by $89 million, or 17.0%. The decrease was primarily attributable to reduced marketing and advertising costs, a decrease in facilities costs, reduced salaries and benefits costs and a decrease in foreign exchanges losses compared to fiscal 2016.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Amortization Expense
The table below presents a comparison of amortization expense relating to property, plant and equipment and intangible assets recorded as amortization or cost of sales for fiscal 2017 compared to fiscal 2016. Intangible assets are comprised of patents, licenses and acquired technology.

	For the Fiscal Years Ended (in millions)
	Included in Amortization			Included in Cost of sales
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Property, plant and equipment	$33	$73	$(40)	$43	$51	$(8)
Intangible assets	153	204	(51)	10	288	(278)
Total	$186	$277	$(91)	$53	$339	$(286)
Amortization
Amortization expense relating to certain property, plant and equipment and intangible assets decreased by $91 million to $186 million for fiscal 2017, compared to $277 million for fiscal 2016. The decrease in amortization expense reflects the lower cost base of assets as a result of the RAP and the LLA Impairment Charge.
Excluding the impact of the relevant Fiscal 2017 Non-GAAP Adjustments and Fiscal 2016 Non-GAAP Adjustments,
amortization decreased by $137 million.
Cost of sales
Amortization expense relating to certain property, plant and equipment and intangible assets employed in the Company’s manufacturing operations and BlackBerry service operations decreased by $286 million to $53 million for fiscal 2017, compared to $339 million for fiscal 2016. This decrease primarily reflects the lower cost base of assets as a result of the LLA Impairment Charge and patent abandonments during fiscal 2017.
Investment Loss, Net
Investment loss, which includes the interest expense from the Debentures, decreased by $32 million to $27 million in fiscal 2017, from $59 million in fiscal 2016. The decrease is primarily attributable to the reduced principal balance of Debentures outstanding to the lower rate of interest on the 3.75% Debentures relative to the 6% Debentures, and to a gain on sale of a cost based investment, partially offset by the recognition of an other-than-temporary impairment on cost-based investments and a lower average cash and investments balance. See “Financial Condition - Liquidity and Capital Resources”.
Income Taxes
For fiscal 2017, the Company’s net effective income tax recovery rate was approximately 0%, compared to approximately 26% for the prior fiscal year. The Company's net effective income tax recovery rate reflects the fact that the Company has a significant valuation allowance against its deferred tax assets, and in particular, the gain from the change in fair value of the Debentures, amongst other items, was offset by a corresponding adjustment of the valuation allowance. During the second quarter of fiscal 2016, the Company made the determination that the cumulative undistributed earnings for certain foreign subsidiaries will be indefinitely reinvested, and as a result, the withholding tax accrual of $33 million recorded in respect of these subsidiaries was reversed. During the third quarter of fiscal 2016, in connection with the Company’s acquisitions in the quarter, deferred tax liabilities were established, primarily related to the acquired identifiable intangible assets and these deferred tax liabilities exceeded the acquired deferred tax assets thus allowing the Company to realize a tax benefit by releasing the valuation allowance associated with the Company’s overall deferred tax assets. The Company’s net effective income tax recovery rate also reflects the geographic mix of earnings in jurisdictions with different income tax rates.
Net Income (Loss)
The Company’s net loss for fiscal 2017 was $1.2 billion, reflecting an increase in net loss of $998 million compared to a net loss of $208 million in fiscal 2016. Excluding the impact of the relevant Fiscal 2017 Non-GAAP Adjustments and Fiscal 2016 Non-GAAP Adjustments, the Company’s non-GAAP net income for fiscal 2017 was $30 million compared to non-GAAP net loss of $102 million in fiscal 2016, reflecting an increase in non-GAAP net income of $132 million due to a reduction in operating expenditures and an increase in the Company’s gross margin.
Basic and diluted loss per share on a GAAP basis was $2.30 in fiscal 2017, an increase in loss per share of 475.0% and an increase in loss per share of 167.4%, respectively, compared to basic loss per share on a GAAP basis of $0.40 and diluted loss per share on a GAAP basis of $0.86 in fiscal 2016.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The weighted average number of shares outstanding was 525 million common shares for basic and diluted loss per share for the fiscal year ended February 28, 2017 and 526 million common shares for basic loss per share and 651 million common shares for diluted loss per share for the fiscal year ended February 29, 2016.
In the third quarter of fiscal 2017, the Company stated that it expected to achieve non-GAAP earnings per share profitability in fiscal 2017. Non-GAAP basic earnings per share for fiscal 2017 was $0.06.
The Company expects positive adjusted EBITDA for fiscal 2018.
Common Shares Outstanding
On March 28, 2017, there were 531 million voting common shares, options to purchase 2 million voting common shares, 21 million restricted share units and 0.5 million deferred share units outstanding. In addition, 60.5 million common shares are issuable upon conversion in full of the Debentures.
The Company has not paid any cash dividends during the last three fiscal years.
Results of Operations - Three months ended February 28, 2017 compared to the three months ended February 29, 2016
The following table sets forth certain unaudited consolidated statements of operations data, which is expressed in millions of dollars, except for share and per share amounts and as a percentage of revenue, for the three months ended February 28, 2017 and February 29, 2016:

	For the Three Months Ended (in millions, except for share and per share amounts)
	February 28, 2017		February 29, 2016		Change
Revenue (1)(2)	286	100.0%	464	100.0%	(178)
Gross margin (1)(2)	172	60.1%	210	45.3%	(38)
Operating expenses (1)(2)	229	80.1%	451	97.2%	(222)
Investment income (loss), net	8	2.8%	(15)	(3.2)%	23
Loss before income taxes	(49)	(17.1)%	(256)	(55.1)%	207
Recovery of income taxes	(2)	(0.7)%	(18)	(3.9)%	16
Net loss	$(47)	(16.5)%	$(238)	(51.3)%	$191
Loss per share - reported
Basic and diluted	$(0.09)		$(0.45)		$0.36
Diluted	$(0.10)		$(0.45)		$0.35

Weighted-average number of shares outstanding (000’s)
Basic	530,352		524,627
Diluted	590,852		524,627

(1)	See “Non-GAAP Financial Measures” for the impact of the Q4 Fiscal 2017 Non-GAAP Adjustments on revenue, gross margin and operating expenses in the fourth quarter of fiscal 2017.

(2)	See “Non-GAAP Financial Measures” for the impact of the Q4 Fiscal 2016 Non-GAAP Adjustments on revenue, gross margin and operating expenses in the fourth quarter of fiscal 2016.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Consolidated Revenue
Consolidated revenue decreased by $178 million to approximately $286 million in the fourth quarter of fiscal 2017 from $464 million in the fourth quarter of fiscal 2016. The decrease was primarily due to a decrease of $136 million in hardware and other revenues to $55 million from $191 million and a decrease of $94 million in service access fee revenues to $49 million from $143 million, partially offset by a $52 million increase in software and services revenue to $182 million ($193 million on a non-GAAP basis) from $130 million.
The decrease in hardware and other revenues of $136 million was attributable to decreased demand, the Company’s aging product portfolio and a decrease in the average selling price of hardware. The decrease in service access fee revenues of $94 million, which is generated from users of BlackBerry 7 and prior BlackBerry operating systems, is primarily attributable to a lower number of BlackBerry 7 users, lower revenue from those users and a continued shift in the mix of the Company’s customers from higher-tiered unlimited plans to prepaid and lower-tiered plans, compared to the fourth quarter of fiscal 2016. The increase in software and services revenue of $52 million is primarily due to software engineering services and IP licensing revenues in the fourth quarter of fiscal 2017.
Consolidated Gross Margin
Consolidated gross margin decreased by $38 million to approximately $172 million in the fourth quarter of fiscal 2017 from $210 million in the fourth quarter of fiscal 2016. The decrease was primarily due to the decline in gross margin associated with service access fees, partially offset by an increase in gross margin from software and services, and hardware and other products.
The decrease in gross margin associated with service access fees was primarily attributable to the decline in service access fee revenues discussed above in “Consolidated Revenue”. The increase in gross margin associated with software and services revenue is due to software engineering services and high margin IP licensing revenue not present in the fourth quarter in fiscal 2016. The increase in hardware and other products is primarily attributable to a decrease in royalty expenses resulting from the Company’s LLA impairment charge recorded in the first quarter of fiscal 2017.
Revenue
Revenue by Geography
Comparative breakdowns of the geographic regions are set forth in the following table:

	For the Three Months Ended (in millions)
	February 28, 2017		February 29, 2016		Change
Revenue by Geography
North America	$166	58.0%	$216	46.5%	$(50)	(23.1)%
Europe, Middle East and Africa	83	29.0%	175	37.7%	(92)	(52.6)%
Latin America	5	1.8%	18	3.9%	(13)	(72.2)%
Asia Pacific	32	11.2%	55	11.9%	(23)	(41.8)%
	$286	100.0%	$464	100.0%	$(178)	(38.4)%
North America Revenues
Revenues in North America were $166 million, or 58.0% of revenue, in the fourth quarter of fiscal 2017, reflecting a decrease of $50 million compared to $216 million, or 46.5% of revenue, in the fourth quarter of fiscal 2016. Sales in the United States represented approximately 49.7% of total revenue in the fourth quarter of fiscal 2017, compared to 33.8% of total revenue in the fourth quarter of fiscal 2016 and sales in Canada represented approximately 8.4% of revenue in the fourth quarter of fiscal 2017, compared to 12.7% of revenue in the fourth quarter of fiscal 2016.
Revenues in North America decreased compared to the fourth quarter of fiscal 2016 primarily from a decrease in hardware and other revenues due to the reasons discussed above in “Consolidated Revenue” and a decrease in service access fee revenues due to the reasons discussed above in “Consolidated Revenue”, partially offset by an increase in IP licensing revenue and software engineering services revenue.
Europe, Middle East and Africa Revenues
Revenues in Europe, Middle East and Africa were $83 million or 29.0% of revenue in the fourth quarter of fiscal 2017, reflecting a decrease of $92 million compared to $175 million or 37.7% of revenue in the fourth quarter of fiscal 2016. The decrease in revenues is due to decreased hardware demand and the continued decrease of service access fees, partially offset by growth in software and services revenue.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Latin America Revenues
Revenues in Latin America were $5 million or 1.8% of revenue in the fourth quarter of fiscal 2017, reflecting a decrease of $13 million compared to $18 million or 3.9% of revenue in the fourth quarter of fiscal 2016. The decrease in revenues is primarily due to a reduction in service access fee revenues, as well as decreased hardware demand.
Asia Pacific Revenues
Revenues in Asia Pacific were $32 million or 11.2% of revenue in the fourth quarter of fiscal 2017, reflecting a decrease of $23 million compared to $55 million or 11.9% of revenue in the fourth quarter of fiscal 2016. The decrease in revenue is due to the reduction in service access fee revenues and decreased hardware demand, partially offset by growth in software and services revenue.
Revenue by Segment
Comparative breakdowns of revenues by operating segment are set forth below. See “Business Overview” and “Fiscal 2017 Summary Results of Operations” for information about the Company’s operating segments and the basis of the operating segment results.

	For the Three Months Ended (in millions)
	Software & Services			Mobility Solutions			SAF			Segment totals
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Revenue	$166	$154	$12	$82	$190	($108)	$49	$143	($94)	$297	$487	($190)
Software & Services
Software & Services segment revenue, which includes fees from licensed enterprise software, client access licenses, maintenance and upgrades, software licensing revenues (other than device software licensing revenues), technology licensing revenues, software engineering services revenue and technical support revenues, increased by $12 million, or 7.8%, to $166 million, or 55.9% of segment revenue, in the fourth quarter of fiscal 2017, compared to $154 million, or 31.6% of segment revenue, in the fourth quarter of fiscal 2016. The $12 million increase in Software & Services segment revenue was primarily attributable to an increase in technology licensing revenue. The Company generated $15 million in technology licensing revenue in the fourth quarter of fiscal 2017.
The Company’s Software & Services segment revenue, excluding IP licensing and professional services revenue, was approximately 80% recurring (subscription based) in the fourth quarter of fiscal 2017.
Mobility Solutions
Mobility Solutions segment revenue, which includes revenue from the sale of BlackBerry handheld devices, related accessories, non-warranty repairs, software engineering services and device software licensing revenues, was $82 million, or 27.6% of segment revenue, in the fourth quarter of fiscal 2017, compared to $190 million, or 39.0% of segment revenue, in the fourth quarter of fiscal 2016, representing a decrease of $108 million, or 56.8%. The $108 million decrease in Mobility Solutions segment revenue was primarily due to the reasons discussed above in “Consolidated Revenue”, partially offset by software engineering services revenue.
SAF
SAF segment revenue decreased by $94 million, or 65.7%, to $49 million, or 16.5% of segment revenue, in the fourth quarter of fiscal 2017, compared to $143 million, or 29.4% of segment revenue, in the fourth quarter of fiscal 2016. The decrease was due to the reasons discussed above in “Consolidated Revenue”.
SAF segment revenue for the fourth quarter of fiscal 2017 decreased by approximately 26% compared to the third quarter of fiscal 2017, compared to the Company’s previously stated expectation of 25%. The decrease was higher than expected due to a greater than expected decline in revenue mix to lower tiered plans as noted above. The Company expects SAF segment revenue to decline by approximately 25% in the first quarter of fiscal 2018.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Gross Margin by Segment
Comparative breakdowns of gross margins by operating segment are set forth below. See “Business Overview” and “Fiscal 2017 Summary Results of Operations” for information about the Company’s operating segments and the basis of operating segment results.

	For the Three Months Ended (in millions)
	Software & Services			Mobility Solutions			SAF			Segment totals
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Gross Margin	$132	$119	$13	$28	$1	$27	$34	$117	$(83)	$194	$237	$(43)
Total segment gross margin decreased by $43 million to $194 million, or 65.3% of segment revenue, in the fourth quarter of fiscal 2017, compared to $237 million, or 48.7% of segment revenue, in the fourth quarter of fiscal 2016.
Non-GAAP gross margin in the fourth quarter of fiscal 2017 was 65.3%, which was higher than the Company’s previously stated expectation of 64% due to a greater proportion of the Company’s segment revenue coming from Software & Services than expected, improved Mobility Solutions segment gross margins, and a more favourable revenue mix.
Software & Services
Software & Services segment gross margin increased by $13 million to $132 million, or 79.5% of Software & Services segment revenue, in the fourth quarter of fiscal 2017, compared to $119 million, or 77.3% of Software & Services segment revenue, in the fourth quarter of fiscal 2016. The increase was primarily attributable to an increase in technology licensing revenue, which has comparatively higher margins, and by a reduction in the infrastructure cost component of cost of goods sold.
Mobility Solutions
Mobility Solutions segment gross margin increased by $27 million to $28 million, or 34.1% of Mobility Solutions segment revenue, in the fourth quarter of fiscal 2017, compared to $1 million, or 0.5% of Mobility Solutions segment revenue, in the fourth quarter of fiscal 2016. The $27 million increase in Mobility Solutions segment gross margin was primarily due to the reasons discussed above in “Consolidated Gross Margin”, and to an increase in software engineering services revenue.
SAF
SAF segment gross margin decreased by $83 million to $34 million, or 69.4% of SAF segment revenue, in the fourth quarter of fiscal 2017, compared to $117 million, or 81.8% of SAF segment revenue, in the fourth quarter of fiscal 2016.
The $83 million decrease in SAF segment gross margin was primarily due to the reasons discussed above in “Consolidated Gross Margin”. A significant proportion of SAF cost of goods sold is fixed.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Expenses
The table below presents a comparison of research and development, selling, marketing and administration, and amortization expenses for the quarter ended February 28, 2017, compared to the quarter ended November 30, 2016 and the quarter ended February 29, 2016. The Company believes it is meaningful to also provide a comparison between the fourth quarter of fiscal 2017 and the third quarter of fiscal 2017 given that the Company’s quarterly operating results vary substantially.

	For the Three Months Ended (in millions)
	February 28, 2017		November 30, 2016		February 29, 2016
		% of Revenue		% of Revenue		% of Revenue
Revenue(1)(2)(3)	$286		$289		$464
Operating expenses
Research and development(1)(2)(3)	57	19.9%	75	26.0%	108	23.3%
Selling, marketing and administration(1)(2)(3)	144	50.3%	141	48.8%	166	35.8%
Amortization(1)(2)(3)	45	15.7%	43	14.9%	77	16.6%
Loss (gain) on sale, disposal and abandonment of long-lived assets(1)(2)(3)	(1)	(0.3)%	46	15.9%	140	30.2%
Debentures fair value adjustment(1)(2)(3)	(16)	(5.6)%	2	0.7%	(40)	(8.6)%
Total	$229	80.1%	$307	106.2%	$451	97.2%
_________________________

(1)	See “Non-GAAP Financial Measures” for the impact of the Q4 Fiscal 2017 Non-GAAP Adjustments on revenue and operating expenses in the fourth quarter of fiscal 2017.

(2)
In the third quarter of fiscal 2017, the Company had software deferred revenue acquired but not recognized due to business combination accounting rules of approximately $12 million, and also recorded a non-cash charge associated with a change in the fair value of the Debentures of approximately $2 million; a write-down of assets held for sale of $42 million in loss on sale, the disposal and abandonment of long-lived assets; selective patent abandonments of $1 million in loss on sale, disposal and abandonment of long-lived assets; RAP recoveries of approximately $1 million in research and development and RAP charges of approximately $19 million in selling, marketing and administration expenses; CORE program recoveries of approximately $2 million in selling, marketing and administration expenses; stock compensation expense of approximately $4 million and $11 million in research and development and selling, marketing and administration expenses, respectively; amortization of intangible assets acquired through business combinations of approximately $28 million in amortization expense; and business acquisition and integration costs incurred through business combinations of approximately $5 million in selling, marketing and administration expense (collectively the “Q3 Fiscal 2017 Non-GAAP Adjustments”).

(3)	See “Non-GAAP Financial Measures” for the impact of the Q4 Fiscal 2016 Non-GAAP Adjustments on revenue and operating expenses in the fourth quarter of fiscal 2016.
Operating expenses decreased by $78 million, or 25.4%, to $229 million, or 80.1% of revenue, in the fourth quarter of fiscal 2017, compared to $307 million, or 106.2% of revenue, in the third quarter of fiscal 2017. The decrease was primarily attributable to a decrease in loss on sale, disposal and abandonment of long-lived assets, a decrease in non-cash charges associated with a change in the fair value of the Debentures and a decrease in research and development costs.
Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q3 Fiscal 2017 Non-GAAP Adjustments, operating expenses decreased by $17 million, or 8.6%. The decrease was primarily attributable to decreases in foreign exchange losses, lower infrastructure costs, and reduced salaries and benefits costs.
Operating expenses decreased by $222 million, or 49.2%, to $229 million, or 80.1% of revenue, in the fourth quarter of fiscal 2017, compared to $451 million, or 97.2% of revenue, in the fourth quarter of fiscal 2016. The decrease was primarily attributable to a decrease in loss on sale, disposal and abandonment of long-lived assets, amortization expense, reduced salaries and benefits costs and reduced facilities costs in comparison to 2016.
Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q4 Fiscal 2016 Non-GAAP Adjustments, operating expenses decreased by $77 million, or 29.8%. This decrease was primarily attributable to decreases in amortization, lower salaries and benefits costs, a reallocation of costs to cost of sales associated with engineering services, and lower facilities costs, partially offset by increases in legal expenses compared to the fourth quarter of fiscal 2016.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

In the third quarter of fiscal 2017, the Company stated its expectation that operating expenses would decline in the fourth quarter of fiscal 2017, compared to the third quarter of fiscal 2017. Operating expenses decreased by $78 million in the fourth quarter of fiscal 2017, compared to the third quarter of fiscal 2017. Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments, and Q3 Fiscal 2017 Non-GAAP Adjustments, operating expenses decreased by $17 million.
Research and Development Expense
Research and development expenses consist primarily of salaries and benefits costs for technical personnel, new product development costs, travel expenses, office and building costs, infrastructure costs and other employee costs.
Research and development expenses decreased by $51 million, or 47.2% to $57 million in the fourth quarter of fiscal 2017 compared to $108 million in the fourth quarter of fiscal 2016. Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q4 Fiscal 2016 Non-GAAP Adjustments, research and development expenses decreased by $36 million, or 42.4%. This decrease was primarily attributable to a reallocation of costs to cost of sales associated with engineering services and reduced salaries and benefits costs.
Selling, Marketing and Administration Expenses
Selling, marketing and administration expenses consist primarily of marketing, advertising and promotion, salaries and benefits, external advisory fees, information technology costs, office and related staffing infrastructure costs and travel expenses.
Selling, marketing and administration expenses decreased by $22 million, or 13.3%, to $144 million in the fourth quarter of fiscal 2017 compared to $166 million in the fourth quarter of fiscal 2016. Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q4 Fiscal 2016 Non-GAAP Adjustments, selling, marketing and administration expenses decreased by $7 million, or 5.6%. This decrease was primarily attributable to decreases in salaries and benefits, a reduction in facilities costs, and reduced marketing and advertising expenses, partially offset by increased legal costs.
Amortization Expense
The table below presents a comparison of amortization expense relating to property, plant and equipment and intangible assets recorded as amortization or cost of sales for the quarter ended February 28, 2017 compared to the quarter ended February 29, 2016. Intangible assets are comprised of patents, licenses and acquired technology.

	For the Three Months Ended (in millions)
	Included in Amortization			Included in Cost of sales
	February 28, 2017	February 29, 2016	Change	February 28, 2017	February 29, 2016	Change
Property, plant and equipment	$7	$15	$(8)	$9	$12	$(3)
Intangible assets	38	62	(24)	3	38	(35)
Total	$45	$77	$(32)	$12	$50	$(38)
Amortization
Amortization expense relating to certain property, plant and equipment and certain intangible assets decreased by $32 million to $45 million for the fourth quarter of fiscal 2017 compared to $77 million for the fourth quarter of fiscal 2016. The decrease in amortization expense reflects the lower cost base of assets as a result of the RAP and the LLA Impairment Charge.
Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q4 Fiscal 2016 Non-GAAP Adjustments,
amortization decreased by $32 million.
Cost of sales
Amortization expense relating to certain property, plant and equipment and certain intangible assets employed in the Company’s manufacturing operations and BlackBerry service operations decreased by $38 million to $12 million for the fourth quarter of fiscal 2017 compared to $50 million for the fourth quarter of fiscal 2016. This decrease primarily reflects the lower cost base of assets as a result of the LLA Impairment Charge and patent abandonments during fiscal 2016.
Investment Income (Loss), Net
Investment income, which includes the interest expense from the Debentures, increased by $23 million to a gain of $8 million in the fourth quarter of fiscal 2017, compared to a loss of $15 million in the fourth quarter of fiscal 2016. The increase in investment income is primarily attributable a realized gains relating to the sale of one of the Company’s cost-based investments

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

and to a lower rate of interest on the 3.75% Debentures relative to the 6% Debentures. See “Financial Condition - Liquidity and Capital Resources” below.
Income Taxes
For the fourth quarter of fiscal 2017, the Company’s net effective income tax expense rate was approximately 4%, compared to approximately 7% for the same period in the prior fiscal year. The Company’s income tax recovery rate also reflects the fact that the Company has a significant valuation allowance in place against its deferred tax assets, and in particular, due to this valuation allowance, the significant income statement impact of the gain from the change in fair value of the Debentures, amongst other items, was offset by a corresponding adjustment of the valuation allowance. The Company’s net effective income tax recovery rate also reflects the geographic mix of earnings in jurisdictions with different income tax rates.
Net Income (Loss)
The Company’s net loss for the fourth quarter of fiscal 2017 was $47 million, or $0.09 basic loss per share and $0.10 diluted loss per share on a GAAP basis, reflecting a decrease in net loss of $191 million compared to a net loss of $238 million, or $0.45 basic and diluted earnings per share, in the fourth quarter of fiscal 2016. Excluding the impact of the relevant Q4 Fiscal 2017 Non-GAAP Adjustments and Q4 Fiscal 2016 Non-GAAP Adjustments, the Company’s non-GAAP net income was $23 million compared to a non-GAAP net loss of $18 million, reflecting an increase in non-GAAP net income of $41 million due to a reduction in operating expenditures and an increase in the Company’s gross margin.
The weighted average number of shares outstanding was 530 million common shares for basic loss per share and 591 million common shares for diluted loss per share for the fourth quarter of fiscal 2017. The weighted average number of shares outstanding was 525 million common shares for basic and diluted earnings per share for the fourth quarter of fiscal 2016.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Selected Quarterly Financial Data
The following table sets forth the Company’s unaudited quarterly consolidated results of operations data for each of the eight most recent quarters, including the quarter ended February 28, 2017. The information in the table below has been derived from the Company’s unaudited interim consolidated financial statements that, in management’s opinion, have been prepared on a basis consistent with the audited consolidated financial statements of the Company and include all adjustments necessary for a fair presentation of information when read in conjunction with the audited consolidated financial statements of the Company. The Company’s quarterly operating results have varied substantially in the past and may vary substantially in the future. Accordingly, the information below is not necessarily indicative of results for any future quarter.

	(in millions, except per share data)
	Fiscal Year 2017				Fiscal Year 2016
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenue	$286	$289	$334	$400	$464	$548	$490	$658
Gross margin	172	193	98	154	210	236	185	310
Operating expenses	229	307	453	809	451	340	152	221
Income (loss) before income taxes	(49)	(118)	(371)	(670)	(256)	(120)	21	73
Provision for (recovery of) income taxes	(2)	(1)	1	—	(18)	(31)	(30)	5
Net income (loss)	$(47)	$(117)	$(372)	$(670)	$(238)	$(89)	$51	$68

Earnings (loss) per share
Basic earnings (loss) per share	$(0.09)	$(0.22)	$(0.71)	$(1.28)	$(0.45)	$(0.17)	$0.10	$0.13
Diluted loss per share	$(0.10)	$(0.22)	$(0.71)	$(1.28)	$(0.45)	$(0.17)	$(0.24)	$(0.10)

Research and development	$57	$75	$85	$89	$108	$100	$122	$139
Selling, marketing and administration	144	141	138	129	166	170	157	161
Amortization	45	43	44	54	77	68	67	65
Impairment of long-lived assets	—	—	—	501	—	—	—	—
Impairment of goodwill	—	—	—	57	—	—	—	—
Loss (gain) on sale, disposal and abandonment of long-lived assets	(1)	46	124	3	140	7	34	13
Debentures fair value adjustment	(16)	2	62	(24)	(40)	(5)	(228)	(157)
Operating expenses	$229	$307	$453	$809	$451	$340	$152	$221
Financial Condition
Liquidity and Capital Resources
Cash, cash equivalents, and investments decreased by $926 million to $1.7 billion as at February 28, 2017 from $2.6 billion as at February 29, 2016, primarily as a result of the net effect of the Company’s redemption of the 6% Debentures and issuance of the 3.75% Debentures, and cash used in operations. The majority of the Company’s cash, cash equivalents, and investments are denominated in U.S. dollars as at February 28, 2017.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

A comparative summary of cash, cash equivalents, and investments is set out below:

	As at (in millions)
	February 28, 2017	February 29, 2016	Change
Cash and cash equivalents	$734	$957	$(223)
Restricted cash	51	50	1
Short-term investments	644	1,420	(776)
Long-term investments	269	197	72
Cash, cash equivalents, and investments	$1,698	$2,624	$(926)
The table below summarizes the current assets, current liabilities, and working capital of the Company:

	As at (in millions)
	February 28, 2017	February 29, 2016	Change
Current assets	$1,691	$3,011	$(1,320)
Current liabilities	606	1,039	(433)
Working capital	$1,085	$1,972	$(887)
Current Assets
The decrease in current assets of $1.3 billion at the end of fiscal 2017 from the end of fiscal 2016 was primarily due to decreases in short term investments of $776 million, cash and cash equivalents of $223 million, accounts receivable of $157 million, inventories of $117 million and other current assets of $47 million.
At February 28, 2017, accounts receivable was $181 million, a decrease of $157 million from February 29, 2016. The decrease reflects the lower revenues recognized during fiscal 2017, as well as a decrease in days sales outstanding to approximately 57 days in the fourth quarter of fiscal 2017 from approximately 68 days in the fourth quarter of 2016.
At February 28, 2017, inventories decreased by $117 million to $26 million compared to $143 million as at February 29, 2016. The decrease in inventories was primarily due to the write-down of inventories.
At February 28, 2017, other current assets was $55 million, a decrease of $47 million from February 29, 2016. The decrease in in other current assets was due to the recognition of previously deferred cost of goods sold, upon recognition of the related deferred revenue.
At February 28, 2017, income taxes receivable was $17 million, an increase of $17 million from February 29, 2016. The increase in income tax receivable was due to changes in tax liabilities previously recorded.
Current Liabilities
The decrease in current liabilities of $433 million at the end of fiscal 2017 from the end of fiscal 2016 was primarily due to a decrease in accounts payable of $167 million, deferred revenue of $147 million and accrued liabilities of $110 million. As at February 28, 2017, accounts payable were $103 million, reflecting a decrease of $167 million from February 29, 2016, which was primarily attributable to a decrease in amounts owing for the manufacturing of devices. Deferred revenues were $245 million, which reflects a decrease of $147 million compared to February 29, 2016 that was primarily attributable to the recognition of devices sold through to end users. Accrued liabilities were $258 million, reflecting a decrease of $110 million compared to February 29, 2016, which was primarily attributable to decreases in vendor liabilities, warranty liabilities and manufacturing accruals.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cash flows for the fiscal year ended February 28, 2017 compared to the fiscal year ended February 29, 2016 were as follows:

	For the Fiscal Years Ended (in millions)
	February 28, 2017	February 29, 2016	Change
Net cash flows provided by (used in):
Operating activities	$(224)	$257	$(481)
Investing activities	724	(439)	1,163
Financing activities	(722)	(78)	(644)
Effect of foreign exchange loss on cash and cash equivalents	(1)	(16)	15
Net increase (decrease) in cash and cash equivalents	$(223)	$(276)	$53
Operating Activities
The decrease in net cash flows provided by operating activities of $481 million primarily reflects the Company’s lower amount of net income after adjustments for non-cash items as well as net changes in working capital.
Investing Activities
During the fiscal year ended February 28, 2017, cash flows provided by investing activities were $724 million and included cash flows of $703 million provided by transactions involving the acquisition of short-term and long-term investments, net of the proceeds on sale or maturity and proceeds on sale of property, plant and equipment of $95 million, offset by intangible asset additions of $52 million, acquisitions of property, plant and equipment of $17 million, and business acquisitions, net of cash acquired of $5 million. For the same period of the prior fiscal year, cash flows used in investing activities were $439 million and included cash flows used in business acquisitions of $698 million, intangible asset additions of $70 million, and acquisitions of property, plant and equipment of $32 million, offset by proceeds on sale or maturity of short-term and long-term investments, net of the costs of acquisitions, in the amount of $357 million.
Financing Activities
The increase in cash flows used in financing activities was $644 million for fiscal 2017 and was primarily attributable to the net effect of the Company’s redemption of the 6% Debentures and issuance of the 3.75% Debentures.
Aggregate Contractual Obligations
The following table sets out aggregate information about the Company’s contractual obligations and the periods in which payments are due as at February 28, 2017:

	(in millions)
	Total	Less than One Year	One to Three Years	Four to Five Years	Greater than Five Years
Operating lease obligations	$163	$46	$53	$27	$37
Purchase obligations and commitments	151	151	—	—	—
Long-term debt interest and principal payments	84	23	45	16	—
Total	$398	$220	$98	$43	$37
Purchase obligations and commitments amounted to approximately $398 million as at February 28, 2017, including future interest payments of $84 million on the 3.75% Debentures, and operating lease obligations of $163 million. The remaining balance consists of purchase orders or contracts with suppliers of raw materials, as well as other goods and services utilized in the operations of the Company, including payments on account of licensing agreements. Total aggregate contractual obligations as at February 28, 2017 decreased by $462 million as compared to the February 29, 2016 balance of approximately $860 million, which was primarily attributable to decreases in interest payments on the Debentures and purchase orders with contract manufacturers.
Debenture Financing and Other Funding Sources
See Note 10 to the Consolidated Financial Statements for a description of the Debentures.
The Company has $43 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See Note 3 to the Consolidated Financial Statements for further information concerning the Company’s restricted cash.

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cash, cash equivalents, and investments were approximately $1.7 billion as at February 28, 2017. The Company’s management remains focused on maintaining appropriate cash balances, efficiently managing working capital balances and managing the liquidity needs of the business. In addition, the Company continues to pursue opportunities to reallocate resources through the RAP and to attain further cost savings. Based on its current financial projections, the Company believes its financial resources, together with expected future operating cash generating and operating expense reduction activities and access to other potential financing arrangements, should be sufficient to meet funding requirements for current financial commitments and future operating expenditures not yet committed, and should provide the necessary financial capacity for the foreseeable future.
The Company does not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), or under applicable Canadian securities laws.
Legal Proceedings
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff.  Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 28, 2017, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable, therefore no accrual has been made.  See Note 14 to the Consolidated Financial Statements for a further discussion of the Company’s legal matters.
Market Risk of Financial Instruments
The Company is engaged in operating and financing activities that generate risk in three primary areas:
Foreign Exchange
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its functional currency, the U.S. dollar. The majority of the Company’s revenues in fiscal 2017 were transacted in U.S. dollars. Portions of the revenues were denominated in Canadian dollars, Euros and British Pounds. Purchases of raw materials were primarily transacted in U.S. dollars. Other expenses, consisting mainly of salaries, certain operating costs and manufacturing overhead were incurred primarily in Canadian dollars, but were also incurred in U.S dollars, Euros and British pounds. At February 28, 2017, approximately 8% of cash and cash equivalents, 35% of accounts receivables and 23% of accounts payable were denominated in foreign currencies (February 29, 2016 – 10%, 30% and 16%, respectively). These foreign currencies primarily include the Canadian dollar, Euro and British pound. As part of its risk management strategy, the Company maintains net monetary asset and/or liability balances in foreign currencies and engages in foreign currency hedging activities using derivative financial instruments, including currency forward contracts and currency options. The Company does not use derivative instruments for speculative purposes. See Note 5 to the Consolidated Financial Statements for information concerning the Company’s foreign currency hedging activities.
Interest Rate
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the 3.75% Debentures with a fixed 3.75% interest rate. The fair value of the 3.75% Debentures will fluctuate with changes in prevailing interest rates. Consequently, the Company is exposed to interest rate risk as a result of the long term of the 3.75% Debentures. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.
Credit and Customer Concentration
The Company has historically been dependent on a number of significant telecommunication carriers and distribution partners and on larger more complex contracts with respect to sales of the majority of its products and services. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts (“AFDA”) that corresponds to the specific credit risk of its customers, historical trends and economic circumstances. The AFDA as at February 28, 2017 was $12 million (February 29, 2016 - $10 million). The Company also purchases insurance coverage for a portion of its accounts receivable balances. There was one customer that comprised more than 10% of accounts receivable as at February 28, 2017 (February 29, 2016 – no customers that comprised more than 10%). Additionally, there were no customers that comprised more than 10% of

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

the Company’s revenue in fiscal 2017, fiscal 2016 or fiscal 2015. During fiscal 2017, the percentage of the Company’s receivable balance that was past due increased by 11.7% compared to the fourth quarter of fiscal 2016. Although the Company actively monitors and attempts to collect on its receivables as they become due, the risk of further delays or challenges in obtaining timely payments from its carrier and distributor partners of receivables exists. The occurrence of such delays or challenges in obtaining timely payments could negatively impact the Company’s liquidity and financial condition.
Market values are determined for each individual security in the investment portfolio. The Company assesses declines in the value of individual investments for impairment to determine whether the decline is other-than-temporary. The Company makes this assessment by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s ability and intent to hold the debt securities to maturity. During fiscal 2017, the Company recorded $8 million in other-than-temporary impairment charges related to certain cost-based investments (fiscal 2016 - nil).
See Note 5 to the Consolidated Financial Statements for additional information regarding the Company’s credit risk as it pertains to its foreign exchange derivative counterparties.
Disclosure Controls and Procedures and Internal Controls
Disclosure Controls and Procedures
As of February 28, 2017, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and its Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the U.S. Exchange Act. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that, as of such date, the Company’s disclosure controls and procedures were effective to give reasonable assurance that the information required to be disclosed by the Company in reports that it files or submits under the U.S. Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
Management’s Report on Internal Control Over Financial Reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the U.S. Exchange Act as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Board, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•
provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisitions, use or dispositions of the Company’s assets that could have a material effect on the Company’s financial statements.

On October 30, 2015 and September 22, 2015, the Company completed the acquisitions of Good and AtHoc, respectively, which are included in the fiscal 2016 consolidated financial statements of the Company and constituted 19% and 23% of total and net assets, respectively, as of February 29, 2016, and 3% and 13% of revenues and net loss before tax, respectively, for the year then ended. In conducting its evaluation of the effectiveness of the Company's internal controls over financial reporting, management excluded Good and AtHoc from its assessment of internal controls over financial reporting as of February 29, 2016 because they were acquired by the Company during fiscal 2016. Good and AtHoc were included in the Company’s assessment of internal controls over financial reporting as of February 28, 2017.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Company’s internal control over financial reporting as of February 28, 2017. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway

BlackBerry Limited
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Commission (COSO) in its Internal Control-Integrated Framework (2013). Based on this assessment, management believes that, as of February 28, 2017, the Company’s internal control over financial reporting was effective.
The Company’s independent auditors have issued an audit report on the Company’s internal control over financial reporting. This report is included with the Consolidated Financial Statements.
Changes in Internal Control Over Financial Reporting
During the three months ended February 28, 2017, the Company completed the implementation of an enterprise resource planning system that supports the Company’s focus on enterprise software solutions. In connection with the implementation, the Company updated the processes that constitute its internal control over financial reporting, as necessary, to accommodate related changes to its business processes and accounting procedures.
Although the processes that constitute the Company’s internal control over financial reporting have been materially affected by the implementation of this system, the Company has completed the necessary testing of its internal control processes for effectiveness, and has concluded that the implementation did not have a material adverse effect on its internal control over financial reporting.